Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-167612

PROSPECTUS

LYFE COMMUNICATIONS, INC.

2,620,499 shares of Common Stock, $0.001 par value

This prospectus relates to periodic offers and resales of an aggregate of 2,620,499 shares of our common stock held by certain selling security holders.

All shares are being offered through the selling security holder.  We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board (“OTCBB”) or other trading markets or exchanges where our stock trades or by agreement between selling security holder and the buyer during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.  Our common stock is quoted on the OTCBB under the symbol “LYFE.” On June 7, 2010, the closing price for our common stock was $1.75 per share.

A current prospectus must be in effect at the time of the sale of the shares of common stock offered herein.  Each selling shareholder of the common stock is required to deliver a current prospectus upon the sale.  In addition, for the purposes of the Securities Act of 1933, selling shareholders may be deemed underwriters.  Therefore, the selling shareholder may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 25, 2010

The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

LYFE COMMUNICATIONS HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.  BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES.  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

LYFE COMMUNICATIONS HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, LYFE COMMUNICATIONS, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO “LYFE COMMUNICATIONS,” “THE COMPANY,” “WE,” “US,” AND “OUR,” REFER TO LYFE COMMUNICATIONS, INC., AND ITS SUBSIDIARIES.

TABLE OF CONTENTS

Prospectus Summary

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares.  We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

THE OFFERING

Securities offered by Selling Stockholders	2,620,499 shares of common stock

Common stock outstanding before the offering	61,260,051

Common stock to be outstanding after the offering	61,260,051

Use of proceeds	There will be no proceeds from the sale of shares by the selling shareholders

OTC bulletin board symbol	LYFE

Risks

As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business including our lack of prior operations and revenue and our need for additional funding to execute on our business plan.  For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 7.

Overview

We were organized under the laws of the State of Utah on August 11, 1999.  Our past focus has been on the development of film content in the “short film” category.  We expanded our focus to include the development of screenplays.  In April 2010, we merged with Connected Lyfe, Inc., a privately held Utah corporation (“Connected Lyfe”).  Pursuant to the merger with Connected Lyfe, the continuing operations of the entity will be those of Connected Lyfe.  Connected Lyfe was incorporated under the laws of the State of Utah, effective January 1, 2010, when Acclivity Media, LLC, a Utah limited liability company formed on September 14, 2009 (“Acclivity”) converted into a corporate form.  Connected Lyfe was organized to develop, deploy and operate next generation media and communications network based services to single-family, multi-family, high-rise, resort and hospitality properties. When referred to herein the Company or LYFE Communications refers to the operations of LYFE Communications and of Connected Lyfe subsequent to the merger on April 12, 2010.

Our business focus is on delivering the next generation of television, entertainment and communication.  We are developing, deploying and operating the networked platform for the communications and entertainment services for delivery to consumers through multiple delivery mediums, such as smart phones, televisions, and portable electronic devices at any location with Internet connectivity.  As technology and consumer connectivity expands, we believe, the consumer is no longer satisfied with the traditional entertainment choices or the TV experience.  We believe, consumers want more choices and freedom and no longer want to be tethered to their TV alone for the viewing options.  We believe the consumer wants the mobility the Internet and new devices such as smart phones provide them.  We believe our technology helps bridge the gap between the past static television viewing to an interactive television experience as well as provide the mobility the consumer wants and expects.  By leveraging our proprietary IP (“Internet Protocol”) technologies, we can provide, we believe, an innovative and compelling media and communication services to consumers and businesses who increasingly want access to their television, Internet and voice services on their terms – from any device, at home, in the office, or on the go.

“The Connected Lyfe Services Network” is developing more than an improved TV user experience.  By integrating the TV with voice services, telephone usage becomes more interesting and compelling.  We believe the TV experience will develop from being a one-way consumption type media into a fully interactive activity.  Current providers have been pushing their bundled services and giving the perception of their products actually working together, which we believe, is generally a form of consolidated billing.  We believe the truly integrated components we are developing and deploying can deliver Connected Lyfe service with much richer and personal interactive services.

We are developing, deploying and operating, we believe, the next generation media and communications network based services to single-family, multi-family, high-rise, resort and hospitality properties. Lyfe Communications has commenced providing video, Internet and telephone services to consumers and businesses and is planning on transitioning those services to our next generation platform.  We function as a network and service provider and rely on our underlying facilities based network partners to provide the basic telecommunications network connections to our end customers.  We are an application services provider (“ASP”) of Internet protocol television (“IPTV”), Internet services (“ISP”) and voice over Internet protocol (“VOIP”) telephone services. We launched services with a fiber to the home (“FTTH”) network provider along the Wasatch front in Utah and are seeking to expand our reach through partnerships with other networks.  To provide services along the Wasatch front in Utah, we  have entered into two agreements with Utah Telecommunications Open Infrastructure Agency ( “UTOPIA”) to: (1) become a non-exclusive service provider over its network and (2) to acquire its video systems and provide video services over its system and make such video services available to other providers.

Our primary products are IPTV, Broadband Internet Access and VOIP Telephony.  The markets currently planned to be served are along the Wasatch front in Utah.  We are planning to expand our markets by building data connections to multi-dwelling units (“MDUs”) and are actively seeking partnerships with other last mile network providers.   The last mile network refers to the connections into the actual home, business or apartment.

IPTV:  Our planned television service will include local and basic cable network channels, a premium or extended channel package and individual add on channel packages.  The channel packages are typical of IPTV packages provided by other telecommunications companies and negotiated by industry intermediaries or directly with channel providers.  We will differentiate ourselves from traditional cable and satellite, we believe, through our next generation technology development which uses the functionality of our set top boxes and software to provide the consumer more of an interactive feel and mesh the Internet and TV.  In addition to the meshing of the Internet and TV technology development, the mobility of our developing product offerings helps differentiate us from the traditional cable and satellite operators.  Given the size and resources of the traditional satellite and cable operators, the ability to differentiate our products is very important.  If we cannot differentiate our product offering, it will be difficult for us to maintain costumers in the long-term.

Broadband Internet Access:  The Internet product will come in varying speeds depending on the location of the customer and the type of network connecting that particular customer to our backbone network.  Current operational subscribers will be connected via fiber or other broadband connection, and have a choice of regular broadband or higher speed broadband access.

VOIP Telephone:  The telephone product will provide a dial tone in the home or business from which the customer can place local or long distance calls.  Rates will vary based on the call destination and type of service provided.

Summary of Financial Information

With the merger of Connected Lyfe, our business focus will be on the business of Connected Lyfe and its predecessor Accilivity Media, LLC.  Acclivity Media, LLC was formed in 2009 and had no revenue and had a net loss of $741,207 for the year ended December 31, 2009.   On January 1, 2010, Acclivity Media, LLC was converted to a Corporation under the laws of the state of Utah, and the name was changed to Connected Lyfe, Inc.  All member interests in Acclivity Media, LLC were converted to common stock in Connected Lyfe, Inc.  For the three-month period ended March 31, 2010, Connected Lyfe had no revenue and a net loss of $803,617.  At March 31, 2010, Connected Lyfe had cash and cash equivalents of $320,572 and working capital of $368,637, which includes the assets and liabilities of Connected Lyfe.

The following table shows selected summarized financial data for LYFE Communications and Connected Lyfe at the dates and for the periods indicated prior to the April 12, 2010 merger.  The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

LYFE Communications, Inc.:

	For the Year Ended December 31, 2009 (Audited)	For the Year Ended December 31, 2008 (Audited)	For the Three Months Ended March 31, 2010 (Unaudited)
Revenues	$ --	$ 3,694	$ 26,905
Cost of Goods Sold	--	3,250	7,000
Operating Expenses	22,844	30,687	12,789
Net Income (Loss)	(27,765)	(46,040)	5,837
Basic Income (Loss) per Share	(0.01)	(0.02)	0.01
Weighted Average Number of Shares Outstanding	2,980,000	2,980,000	2,980,000
BALANCE SHEET DATA:
	December 31, 2009	December 31, 2008	March 31, 2010
Total Current Assets	$ 15,737	$ 9,380	$ 3,990
Total Assets	15,737	9,380	3,990
Total Current Liabilities	40,107	17,907	19,475
Working Capital	(24,370)	(8,527)	15,485
Shareholders’ Deficit	(75,519)	(48,954)	(69,682)

Connected Lyfe, Inc.:

	Period from Inception (September14, 2009) to December 31, 2009 (Audited)	For the Three Months Ended March 31, 2010 (Unaudited)
Revenues	$ --	$ --
Cost of Goods Sold	--	--
Operating Expenses	741,207	803,617
Net Income (Loss)	(741,207)	(803,617)
BALANCE SHEET DATA:
	December 31, 2009	March 31, 2010
Total Current Assets	$ 542,826	$ 507,933
Total Assets	665,286	922,172
Total Current Liabilities	101,253	139,296
Working Capital	441,573	368,637

Corporate Information

LYFE Communications (formerly Hangman Productions, Inc) was incorporated in 1999 in Utah.  Pursuant to the merger with Connected Lyfe, Inc, on April 12, 2010, Connected Lyfe became the wholly owned subsidiary of LYFE Communications.    Our principal office is located at 912 West Baxter Drive, Suite 200, South Jordan, Utah 84095.  Our telephone number at this location is (801) 478-2470.

Risk Factors

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose their entire investment.  You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock.  Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

Risks Related to Our Business

We are a start-up company with limited operating history, limited revenue and have to rely on our ability to raise capital to fund operations and there can be no assurance we will every reach profitability or be able to continue to raise capital to fund operations.

With the merger with Connected Lyfe which only recently commenced limited planned operations in August, 2009 and our focus on Connected Lyfe’s business operations and plan, we have limited operating history on which to make an investment decision. Accordingly, Connected Lyfe has a limited operating history and the business strategy may not be successful. Failure to implement the business strategy could materially adversely affect our business, financial condition and results of operations. Through March 31, 2010, Connected Lyfe’s business has not shown a profit in operations and has generated no revenue.  There can be no assurance we will achieve or attain profitability or be able to raise sufficient capital to stay in business. If we cannot achieve operating profitability or raise capital, we may not be able to meet our working capital requirements, which could have a material adverse effect on our business operating results and financial condition resulting in the loss of an investors’ entire investment in us.

We need substantial additional capital to grow and fund our present and planned business and business strategy.

Our current and planned operations contemplate funding with milestones of at least $11,500,000 in 2010 and $7,500,000 in 2011.  Failure to meet these funding milestones may have a significant adverse effect on our growth and anticipated revenues and we may have to curtail our business strategy.  If we receive less funding than planned, we will have to revise our business model and reduce proposed expansion.  Without significant funding, we will not be able to execute on our business operations and may be forced to cease operations.  At this time, there can be no assurance we will be able to obtain the funding we need and even if we obtain such funding that it will be on terms and conditions favorable to us and our existing shareholders.  Without funding we will not be able to proceed with planned operations or meet existing obligations.

Our auditor’s “Going Concern” qualification in our financial statements might create additional doubt about our ability to stay in business, which could result in a total loss on investment by our shareholders.

Our accompanying financial statements have been prepared assuming that we will continue as a “going concern.” As discussed in Note 2 to the Acclivity Media, LLC’s December 31, 2009 financial statements and Note 3 in the Connected Lyfe, Inc.’s March 31, 2010 financial statements, we have no revenues, have incurred a loss from operations and have negative operating cash flows since inception. These issues raise substantial doubt about our ability to continue as a “going concern.” Our ability to stay in business will, in part, depend on our ability to raise additional funding.  Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Our internal systems and operations are untested and may not be adequate and could adversely affect our ability to continue our planned business.

Our internal systems and operations are new and unproven at scale.  Subscriber growth could place unanticipated strain on our systems used to efficiently manage and operate our planned services.  This could have a material adverse effect upon our business, results of operations and financial condition and could force us to halt our planned operations or continued expansion of those planned operations, causing us to lose any opportunity to gain significant anticipated market share in our industry. Our ability to compete effectively as a provider of IPTV, Broadband Internet Access and VOIP services and to manage future growth will require us to continue to improve our operational systems, our organization and our financial and management controls, reporting systems and procedures. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel and we may not be able to effectively continue our planned operations, which may materially and adversely affect our business, results of operations and financial condition.

Our inability to attract and maintain key personnel required to implement our business strategy could adversely affect our ability to continue our current and planned business resulting in slower growth.

We are trying to grow our effort to provide services and we are still hiring key positions, including a chief financial officer, and integrating personnel at all levels into a cohesive team.  If executives or other new hires integrate poorly, perform badly, or do not have the anticipated experience or skill sets required, our current and planned business endeavors could be harmed.  Planned personnel, management practices and controls may also prove to be inadequate to provide services, acquire customers and partners and operate the business, and any gaps or failures may have a material adverse affect on our business, financial condition and results of operations.

Increased competition may have an adverse effect on our ability to continue our current and planned business operations and result in our going out of business and may have a material adverse affect on our business, financial condition and results of operations.

We may see increased competition in our markets.  We do not have an exclusive relationship with our network partners and other providers may attempt to provide similar services over the same infrastructure.  Furthermore, alternative network providers with closed systems through which we cannot provide services may enter the markets in which we sell services.  The competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services. In addition, increased competition could result in reduced subscriber fees, reduced margins and loss of market share, any of which could harm our business.   We cannot guarantee that we can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. All these competitive pressures may result in increased marketing costs, or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition.

Our inability to patent, protect and update our technology may result in our inability to effectively compete in our selected industry.

We use technology advancements of our own and from suppliers to provide a more advanced service with more efficient economics.  Technology advancement is very fast paced in digital media and can lead to changing standards and new modes of providing services.  The advancement of other technology not available to or usable within our operations could make our current or future products or services obsolete or non-competitive.  Keeping pace with the introduction of new standards and technological developments could result in additional costs or prove difficult or impossible. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our services could harm our ability to attract and retain users.

Our pursuit of technology or process patents may prove to be fruitless.  While our management has experience in these areas and intends to pursue patent applications around our technologies and business processes, we cannot guarantee that other patents have not already superseded those which we intend to pursue.  We have applied the knowledge and insight from our management teams’ industry experience and relationships to research the platform and technology directions of other industry participants and are unaware of other providers of the specific capabilities of Lyfe Communications’ technology development; however, patents filed with the U. S. Patent Office during the past fifteen (15) months are not publicly available, and patent applications that cover our concepts could have already been filed by others which may materially and adversely affect our business, results of operations and financial condition..

Our operating results could be impaired if we become subject to burdensome government regulation and legal uncertainties, all of which would increase our cash requirements which may materially and aversely affect our business, results of operations and financial condition.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally.  However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

•

user privacy;

•

pricing;

•

content;

•

copyrights;

•

distribution; and

•

characteristics and quality of products and services.

The adoption of any additional laws or regulations may decrease the expansion of the Internet.  A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business.  Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, sales tax, libel and personal privacy.  Our business, financial condition and results of operations could be seriously impaired by any new legislation or regulation.  The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services which may materially and adversely affect our business, results of operations and financial condition.

The secure transmission over the Internet from our services to customers and back is important to customers trust in our ability to deliver services and if we should experience a breach in our security, we could lose customers or incur potential liability.

The secure transmission of confidential information over public networks is critical to electronic commerce and communications.  Anyone who can circumvent our security measures could misappropriate confidential information or cause interruptions in our operations.  We may have to spend large amounts of money and other resources to protect against potential security breaches or to alleviate problems caused by any breach.  These costs may not be able to pass along to customers making our operations less profitable.  Additionally, we could be liable for breaches of security resulting in customers’ information being obtained in such breaches which could subject us to potential liability which may materially and adversely affect our business, results of operations and financial condition.

We rely on providers of content to provide rights for the distribution of their content to our customers which could be withdrawn, or prices for providing content could become cost prohibitive.

We do not own the video content that we provide to our customers.  We pay the content providers a fee for the rights to provide their content to subscribers.  The providers of the content may withdraw their rights, revoke rights, refuse rights, or increase the cost of their content rights, which may materially and adversely affect our business, results of operations and financial condition.

Planned acquisitions come with various risks, along with dilution to our shareholders, which could negatively effect our stock prices and may materially and adversely affect our business, results of operations and financial condition.

Acquisitions, mergers and joint ventures entered into by us may have an adverse effect on our business. We expect to engage in acquisitions, mergers or joint ventures as part of our long-term business strategy. These transactions involve significant challenges and risks including that the transaction does not advance our business strategy, that we don't realize a satisfactory return on our investment, or that we experience difficulty in the integration of new assets, employees, business systems, and technology, or diversion of management's attention from our other businesses. These events may materially and adversely affect our business, results of operations and financial condition.

The current and future state of the economy may materially and adversely affect our business, results of operations and financial condition.

Our business may be adversely affected by changes in domestic economic conditions, including inflation, changes in consumer preferences, changes in consumer spending rates, personal bankruptcy and the ability to collect our customer accounts. Changes in economic conditions may adversely affect the demand for our products and make it more difficult to collect customer accounts, thereby negatively affecting our business, operating results and financial condition. The recent disruptions in credit and other financial markets and deterioration of national and global economic conditions could, among other things, impair the financial condition of some of our customers and suppliers, thereby increasing customer bad debts or non-performance by suppliers.   If we experience bad debts or slow paying customers in significant quantities, our cash flow will be limited and our ability to pay our own obligations will questionable.  As a small business these issues will affect us more than our larger competitors putting financial strain on our business and threatening our survival particularly since we have limited capital to rely on to overcome cash flow issues of slow paying customers.  If our customers are unable to pay or pay slowly it may materially and adversely affect our business, results of operations and financial condition.

Present members of management currently own in excess of a majority of our outstanding voting securities and can elect all directors who in turn elect all officers, without the votes of any other shareholders effectively giving management complete control over our direction and limiting shareholders’ ability to change management if they do not like our direction or management.

Messrs. Bryson, Daw and Smith, who comprise all of the members of out current directors and executive officers collectively own 74.4% of our outstanding voting securities and accordingly, have effective control of us and may have effective control of us for the near and long term future.  Votes of other shareholders can have little effect when we are managed by our Board of Directors and operated through our officers, all of whom can be elected by these persons.

Future stock issuances could severely dilute our current shareholders’ interests.

Our Board of Directors has the authority to issue up to 200,000,000 authorized shares of our common stock or stock options to acquire such common stock; or up to 10,000,000 shares of preferred stock with rights, privileges and preferences designated by the Board of Directors. The future issuance of common stock or preferred stock may result in dilution in the percentage of our common stock held by our existing stockholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us and the issuance of shares of common stock or preferred stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our existing stockholders.

We do not expect to pay dividends in the near future.

We do not expect to declare or pay any dividends on our common stock in the foreseeable future. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of our Board of Directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness, if any, and to pay dividends on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our Board of Directors may consider to be relevant from time to time. Our earnings, if any, are expected to be retained for use in expanding our business.

Risks Related to Our Common Stock

Our common stock is classified as a “penny stock” under SEC Rules and Regulations, which means there is a very limited trading market for our shares.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 of the SEC.  Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years); or $5,000,000 (if in continuous operation for less than three years); or with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Exchange Act and Rule 15g-2 of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.   Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Moreover, Rule 15g-9 of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker dealer to (i) obtain from the investor information concerning his, her or its financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor, and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of such shares.

Due to the substantial instability in our common stock price, you may not be able to sell your shares at a profit or at all, and as a result, any investment in our shares could be totally lost.

The public market for our common stock is very limited. As with the market for many other small companies, any market price for our shares is likely to continue to be very volatile.  Our common stock has very limited volume and as a “penny stock,” many brokers will not trade in our stock limiting our stocks’ liquidity.  As such it may be difficult to sell shares of our common stock.

Our common stock has a limited trading history, and it will be difficult to determine any market trends or prices for our shares and additional shares that become available under Rule 144 could cause the price of our stock to decrease.

Our common stock currently is quoted on the OTC Bulletin Board, under the symbol “LYFE.”  However, with very little trading history, a trading market that does not represent an “established trading market,” volatility in the bid and asked prices and the fact that our common stock is very thinly traded, you could lose all or a substantial portion of your funds if you make an investment in us.   Additionally as more shares become available for resale, it is likely there will be negative pressures on our stock price. The sale or potential sale of shares of our common stock that may become publicly tradable under Rule 144 in the future may have a severe adverse impact on any market that develops for our common stock, and you may lose your entire investment or be unable to resell any shares in us that you purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds upon the resale of shares by the selling security holders.

Determination of Offering Price

Our common stock will be offered by the selling security holder in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be resold directly by the selling stockholders in the open market at prevailing prices or through negotiations between selling shareholder and prospective buyer or through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

Selling Security Holder

The shares of common stock of LYFE Communications offered by the selling stockholders will be offered at market prices, as reflected on the OTC Electronic Bulletin Board or in private transactions.  It is anticipated that registered broker-dealers will be allowed the commissions, which are usual and customary in open market transactions.  There are no other arrangements or understandings with respect to the distribution of the common stock.  The relationship, if any, between LYFE Communications and any selling stockholder is set forth below.  The following information is not determinative of any Selling Shareholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.  The selling security holders are:

Shareholders	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Being Registered	Registered Shares as a Percentage of Outstanding Shares	Percentage of ownership after offering assuming all shares are sold
SCS Consulting, Inc.	4,573,479	7.466%	600,000	0.979%	6.49%
Stephen P. Crandall	3,720,606	6.073%	400,000	0.653%	5.42%
M. Justin Hoopes	1,567,273	2.558%	200,000	0.326%	2.23%
Spencer K. Taylor	1,960,000	3.199%	200,000	0.326%	2.87%
Leonard Burningham	600,000	0.979%	200,000	0.326%	0.65%
James P. Doolin	500,000	0.735%	150,000	0.245%	0.49%
Mike Doolin	500,000	0.735%	150,000	0.245%	0.49%
M.E. Dancy	200,000	0.326%	150,000	0.245%	0.08%
D.E. Nelson	200,000	0.326%	150,000	0.245%	0.08%
Ryan S. Daw	151,515	0.247%	25,000	0.041%	0.21%
Brandon Burningham	33,000	0.054%	10,000	0.016%	0.04%
Bradley Burningham	25,000	0.041%	10,000	0.016%	0.02%
Shelley Goff	15,000	0.024%	7,000	0.011%	0.01%
Sheryl Taylor	15,000	0.024%	7,000	0.011%	0.01%
April Burningham	5,000	0.008%	3,000	0.005%	0.00%
Craig Morrison	6,667	0.011%	6,667	0.011%	0.00%
William P. Archer	13,333	0.022%	13,333	0.022%	0.00%
Erik P. McClunie	4,000	0.007%	4,000	0.007%	0.00%
John F. Archibald	13,333	0.022%	13,333	0.022%	0.00%
Dave Merrell	13,333	0.022%	13,333	0.022%	0.00%
Kraig Ford	13,333	0.022%	13,333	0.022%	0.00%
Lance Moyes	13,333	0.022%	13,333	0.022%	0.00%
Michael Hendry	8,000	0.013%	8,000	0.013%	0.00%
Jeffrey L. Robins	12,000	0.020%	12,000	0.020%	0.00%
Ray Lemieux	26,667	0.044%	26,667	0.044%	0.00%
D. Gilbert Athay	32,000	0.052%	32,000	0.052%	0.00%
Joaquin Cardonas	8,000	0.013%	8,000	0.013%	0.00%
John W. Bailey, IRA	13,333	0.022%	13,333	0.022%	0.00%
Robert Johnson	6,667	0.011%	6,667	0.011%	0.00%
James Camberlango	13,333	0.022%	13,333	0.022%	0.00%
Clark Mower	13,333	0.022%	13,333	0.022%	0.00%
Linda R. Stepp	6,667	0.011%	6,667	0.011%	0.00%
Willfam, LLC	6,667	0.011%	6,667	0.011%	0.00%
Ned Seigfried	100,000	0.163%	100,000	0.163%	0.00%
Michael Angelo Jewelry	10,000	0.016%	10,000	0.016%	0.00%
Kim Boyce	100,000	0.163%	100,000	0.163%	0.00%
Megan Pollock	15,000	0.024%	15,000	0.024%	0.00%
Kae Hudson	25,000	0.041%	25,000	0.041%	0.00%
Mike Hekking	17,833	0.029%	17,833	0.029%	0.00%
Mitchell Jensen	66,667	0.109%	66,667	0.109%	0.00%
Total	14,524,372	23.709%	2,820,499	4.604%	19.11%

None of the selling security holders are officers, directors or affiliates of the Company.  James Doolin is the prior president and was a director of the Company until his resignation in April 2010.

Plan of Distribution

The selling security holder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Shareholder may use any of the following methods when selling shares:

(1)     Ordinary brokerage transaction and transactions in which the broker-dealer solicits purchasers;

(2)     Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(3)     Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(4)     An exchange distribution in accordance with the rules of the applicable exchange;

(5)     Privately negotiated transactions;

(6)     Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

(7)     Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

(8)     Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

(9)     A combination of any such methods of sale; or

(10)   Any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The selling security holder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown in compliance with FINRA rules.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of June 11, 2010, there were 61,260,051 shares of common stock outstanding and no shares of preferred stock outstanding.   The following description is a summary of our securities and contains the material terms of our securities.  Additional information can be found in our articles of incorporation, bylaws and other documents discussed below.

Common stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which, the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.   Stockholders will not have an opportunity to object or vote on such rights, privileges and preference or on the issuance of any shares of preferred stock with the board of directors given this authority.

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2009 or 2008 or for the period ended March 31, 2010.

Description of Business

History

LYFE Communications, Inc (formerly known as Hangman Productions, Inc) was organized under the laws of the State of Utah on August 11, 1999, and in November, 2001, commenced operations to produce film content in the format of “short films.”  LYFE Communication concluded that these operations were unviable because LYFE was unable to recruit experienced production staff to produce and complete post-production film content within the expected budget, and in 2004, we entered into a relationship with Benderspink, a diversified management and production company, specializing in initiating and managing the careers of screenwriters and actors.  LYFE then changed our focus to conducting screenplay contests (our “Screenplay Shootout Contests”), and conducted our first screenplay contest during that year, with Benderspink having agreed to consider our competition finalists’ screenplays.  LYFE hosted four (4) screenplay contests between 2004 and 2007, and one in 2009. LYFE produced one film, Four Stories of St. Julian, through LYFE’s then wholly-owned subsidiary, 4th Grade Films, Inc. (“4th Grade”). 4th Grade had been formed by us in 2007 to raise capital to produce a screenplay.  LYFE completed production of this film in the summer of 2007; and we sold our interest in 4th Grade in June, 2008.  LYFE latest screenplay contest winner was announced earlier this year.

Merger

Effective April 12, 2010 (the “Effective Date”), LYFE Communications completed an Agreement and Plan of Merger between LYFE Communications and a newly formed wholly-owned subsidiary, Hangman Acquisition, Inc., a Utah corporation (“Merger Subsidiary”), whereby Merger Subsidiary merged with and into Connected Lyfe, Inc., a Utah corporation (the “Merger” and the “Merger Agreement”).  Connected Lyfe, as the surviving corporation under the Merger, became LYFE’s wholly-owned subsidiary, and Connected Lyfe shareholders exchanged their shares of common stock of Connected Lyfe for 52,199,394 shares of LYFE’s common stock.  All shares received in the Merger are subject to a lock-up period (the “Lock-Up Period”) of the greater of twelve (12) months or the holding period required under Rule 144, subject, however, to waiver by our Board of Directors, so long as the holding period of Rule 144 has been previously satisfied, along with other conditions to which any resale of such shares are subject under Rule 144.

Connected Lyfe founders were required to execute and deliver a founders’ certificate (the “Connected Lyfe Founders’ Certificate”) respecting Connected Lyfe’s products, services and software and the lack of infringement of such products, services and software of others.  Prior to closing, Connected Lyfe founders had also executed and delivered to Connected Lyfe Employment Agreements and other agreements respecting proprietary information, confidentiality, non-competition, inventions and other related matters which were assigned over to Connected Lyfe.

LYFE Communications adopted, ratified and approved the Connected Lyfe Stock Option Plan (the “Stock Option Plan”), under which Connected Lyfe had reserved 15,000,000 shares for issuance to eligible participants, including employees, directors, officers, consultants and advisors, and under which Connected Lyfe had granted 10,520,000 stock options exercisable, subject to certain vesting requirements, at $0.25 per share and 58,000 stock options exercisable, subject to certain vesting requirements, at $0.75 per share. The stock options (the “Connected Lyfe Convertible Securities”) shall continue to have, and be subject to, the same terms and conditions but will be convertible into shares of our common stock.   The stock options are for a term of no more than ten (10) years, which is the absolute maximum time for which stock options may be granted under the Stock Option Plan and are subject to vesting requirements, and in certain instances, are subject to leak-out resale restrictions following exercise and the satisfaction of performance milestones.

The Merger resulted in a change of our control, and the persons who were directors, executive officers and principal shareholders of Connected Lyfe were designated as LYFE Communications’ directors and executive officers, with

LYFE Communications’ pre-Merger directors and executive officers resigning.  Robert A. Bryson was designated a director and President; Garrett R. Daw was designated as a director and Secretary; and Gregory M. Smith was designated as a director and Vice President.  These persons collectively own 45,000,000 shares of post-Merger outstanding voting securities, comprised of common stock, or approximately 74.4% of LYFE Communications’ common stock.

Connected Lyfe was incorporated under the laws of the State of Utah, effective January 1, 2010, when Acclivity Media, LLC, a Utah limited liability company formed on September 14, 2009 (“Acclivity”) was converted into a corporate form.  Acclivity was organized to develop, deploy and operate next generation media and communications network based services to single-family, multi-family, high-rise, resort and hospitality properties.  LYFE Communications succeeded to Connected Lyfe’s current and intended business operations under the Merger.

General Development of Business

We are developing, deploying and operating, we believe, the next generation media and communications network based services to single-family, multi-family, high-rise, resort and hospitality properties. Lyfe Communications has commenced providing video, Internet and telephone services to consumers and businesses and is planning on transitioning those services to our next generation platform.  We function as a network and service provider and rely on our underlying facilities based network partners to provide the basic telecommunications network connections to our end customers.  We are an application services provider (“ASP”) of Internet protocol television (“IPTV”), Internet services (“ISP”) and voice over Internet protocol (“VOIP”) telephone services. We launched services with a fiber to the home (“FTTH”) network provider along the Wasatch front in Utah and are seeking to expand our reach through partnerships with other networks.  To provide services along the Wasatch front in Utah, we  have entered into two agreements with Utah Telecommunications Open Infrastructure Agency ( “UTOPIA”) to: (1) become a non-exclusive service provider over its network and (2) to acquire its video systems and provide video services over its system and make such video services available to other providers.

Business

Principal Products or Services and Their Markets

Our primary products are IPTV, Broadband Internet Access and VOIP Telephony.  The markets currently planned to be served are along the Wasatch front in Utah.  We are planning to expand our markets by building data connections to multi-dwelling units (“MDUs”) and are actively seeking partnerships with other last mile network providers.   The last mile network refers to connections the actual home, business or apartment.

IPTV:  Our planned television service will include local and basic cable network channels, a premium or extended channel package and individual add on channel packages.  The channel packages are typical of IPTV packages provided by other telecommunications companies and negotiated by industry intermediaries or directly with channel providers.  We will differ from other cable and satellite providers by our ability to have an interactive feel as we roll out our software packages and set top boxes.  Additionally, we will focus on the mobility of our offering so our programming is not just tethered to the traditional television but can be viewed over multiple media devices such as smart phones, laptops and tablets.

Broadband Internet Access:  The Internet product will come in varying speeds depending on the location of the customer and the type of network connecting that particular customer to our backbone network.  Current operational subscribers will be connected via fiber and have a choice of regular broadband or higher speed broadband access.

VOIP Telephony:  The telephone product will provide a dial tone in the home or business from which the customer can place local or long distance calls.  Rates will vary based on the call destination and type of service provided.

We are developing, deploying and operating the networked platform for the next generation of communications and entertainment services. By leveraging our IP (“Internet Protocol”) technologies, we can provide, we believe, an innovative and compelling media and communication services to consumers and businesses who increasingly want access to their television, Internet and voice services on their terms – from any device, at home, in the office, or on the go.

“The LYFE Communications’ Services Network” is delivering more than an improved TV user experience.  By integrating the TV with voice services, telephone usage becomes more interesting and compelling.  The TV experience will develop from being a one-way consumption type media into a fully interactive activity.  Current providers have been pushing their bundled services and giving the perception of their products actually working together, which is generally a form of consolidated billing.  We believe the truly integrated components we are developing and deploying can deliver services with richer and personal interactive services.

Traditional telecommunication networks have required dramatic capital expense to be built or modified according to stringent specifications demanded by applications and services.  We are developing service platforms flexible enough to reach consumers over standard and next generation networks.  We believe that by taking a flexible approach to these services over a network build out approach, we can reduce capital costs.

Traditional digital television delivery systems require time-consuming frame splicing and do not natively support data channels for interactivity.  We are implementing standard web technologies for interactivity and integrating video sources on the set top box.  This meta-data driven operations may reduce back end costs and expands the possible services on the network

Our vision is to be the most “viewer driven” television services provider harnessing the dramatically expanding IP connectivity, smart handheld devices, consumer desires and integrated voice and high-speed web access and services. Our strategy is to provide the first seamless television service truly accessible from any device, any network, at any time over private networks, ahead of incumbent legacy providers, across the country to the greater than 35% of the United States residences underserved by their local providers.

Planned Products

•

Seamless Integration of TV, Telephone and Internet Services.

•

Full TV Everywhere.

•

“PC Virtual Set Top” enabling all PC’s at home with full television access.

•

“On-the-Go Authenticated Access” to access television from wherever you are located.

•

Seamless integration of burgeoning web video and Internet video programming.

•

“Universal Network DVR” with personalized authenticated recording.

Target Demographics / Customers

We utilize direct marketing programs and a direct sales force that reach customers in specific neighborhoods about the benefits of our service, with the anticipation of subscribing a sustained volume of new customers each month who are currently or will be connected to UTOPIA. Additional underserved networks and subscribers we believe we can reach and serve in the future include:

•

College and University On/Off Campus Television Market.

•

Military Bases.

•

Lodging and Resort Service Providers.

•

Public Access Networks.

•

Multi- Family/Dwelling Units (MDUs).

•

Regional Telco & Cable TV Operators.

We believe customers will be attracted to:

•

Watching, sharing and interacting with the movies, shows and events they love combined with the social networking services they use daily.

•

Being able to go back in time to watch a specific episode of a show they missed or forgot to record.

•

Log into their service account from set top box or PC to set the family programming controls for both show and content filtering.

•

Watch television on any device anywhere and anytime, based on their household subscription.

Distribution Methods of the Products or Services

We will distribute our services by partnering with last mile network providers and connecting to those network providers via private, leased or public lines.  We are actively seeking partnerships with other last mile network providers and with entities that own, operate or control networks within multi-dwelling units (“MDUs”).

Distribution and Marketing Plan

Traditionally, TV, telephone and Internet service providers have relied on mass marketing and advertising campaigns to acquire customers.  This has been accomplished using a mix of media such as TV, radio and print.  Although these are effective ways to create excitement and inform consumers about your company, this type of marketing makes it very difficult to exactly reach our target customer, and, measure the subscriber acquisition programs effectiveness. LYFE Communications will use a more direct and personal method to reach and acquire our customers.  Our direct sales force contacts customers in specific neighborhoods directly about using our service.

Target Demographics and Customer Profiles

•

“Connected Family” living in a Fiber Community.

o

Typical on-the-go families with parents and children consumed with work, school and other extra curricular activities.

o

Multiple TV’s and computers located throughout the house, along with high-speed Internet, phone, cell phone services.

•

“Connected Couple” with access to a high-speed IP network and Young married couple with one or both working and/or in school.

•

“Connected Student” living in an MDU complex.

o

Student living with friends in a multi-room apartment or condo or one TV in the unit and multiple laptops/desktops or different schedules and TV preferences all living under one roof.

Our direct sales organization will focus on specific neighborhoods and communities where we know homes have LYFE Communications’ secure network connections, thus saving valuable resources in the early stages of our company.  A direct sale can yield a better informed and satisfied customer because the product can be explained personally and in greater detail than a website, TV advertisement, or call center conversation.

Often, we will be able to demonstrate our product for the customer before they buy; and let them test-drive the service.  This can to translate to reduced cancellations and a more satisfied customer. We anticipate higher than average rates because these taxpayers are already paying money every month just to have access to a fiber connection to their home.  We anticipate that they will ask us to provide service to take advantage of their next generation infrastructure.

Status of any Publicly Announced New Product or Service

LYFE Communication has launched some of its products and services in April 2010 over our partner network.

Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

We will face increasing competition from incumbent telephone, Internet and broadcast companies, including providers of satellite and cable players Dish, DirecTV, Comcast, Time Warner and others. Additionally, Telco’s like AT&T, Verizon, next generation non-secure providers like Netflix, Amazon and Apple. For example, Verizon and other competitors now offer video services in several of our service areas and are expected to continue deploying video services in most of our remaining service areas in the next several years. Recent operational, regulatory and legislative advances have improved incumbent telephone companies’ competitive positions. The attractive demographics of our major urban markets make many of our service areas desirable locations for investment in video distribution technologies by both incumbents and new entrants. By the nature of our relatively mature markets, the introduction of a viable new entrant will increase competition intensity, leading to potential downward pricing pressure on, and customer losses for, the prior market competitors.

Our next largest competitors are other operators who build and operate communications systems such as satellite master antenna television systems, commonly known as SMATV, or private cable headend systems, which generally serve condominiums, apartment and office complexes and residential developments.  Competition from operators such as MDU Communications International, Inc., a national provider of digital satellite television, high-speed Internet, voice over IP (“VoIP”) and other information and communication services to residents living in the United States multi-dwelling unit (“MDU”) market, estimated to include twenty-six (26) million residences, could provide strong competitive forces to our business efforts.  We intend to strongly compete in the MDU market space, with the intent to bring new and innovative services to these competitive areas.  MDUs include apartment buildings, condominiums, gated communities, universities and other properties having multiple units located within a defined area. We, as do others, will negotiate long-term access agreements with the owners and managers of MDU properties allowing the service provider the right to design, install, own and operate the infrastructure and systems required to provide digital satellite television, high-speed Internet, VoIP and other potential services, to their residents and our subscribers. Provider companies, earn their revenues through the sale of these subscription services to owners and residents of MDUs.

MDU properties present unique technological, management and marketing challenges to conventional providers of these services, as compared to single-family homes. We believe, our proprietary delivery and design solutions and access agreements will differentiate us from other multi-family service providers through a unique strategy of balancing the information and communication needs of today’s MDU residents with the technology concerns of property managers and owners and providing the best overall service to both. We intend to build service provider relationships with network providers, which will provide us with network access and service provider rights on certain types of Internet Protocol networks, that we intend to deploy aggressively to the MDU market. Additionally, we have been working with large property owners and real estate investment trusts (REITs), as well as legacy triple play service providers into the MDU market, which are seeking next generation service solutions.

In addition to the traditional television companies and MDU service providers described above, we may see competition from franchised cable systems and other operator companies.  Cable companies, including franchised cable systems, currently dominate the market in terms of subscriber penetration, the number of programming services available, audience ratings and expenditures on programming. The traditional cable companies serve an estimated sixty-eight percent (68%) of U.S. television households. However, satellite services are gaining market share and direct to home providers, similar to how LYFE Communications works, have a window of opportunity in which to acquire and consolidate a significant subscriber base by providing a higher quality signal over a vast selection of video and audio channels at a comparable or reduced price to most cable operators’ current service. We also compete with other national direct to home operators such as DishNetworks and Direct TV.

We may be unable to successfully anticipate and respond to various competitive factors affecting our industry, including regulatory changes that may affect our competitors differently from us, new technologies and services that may be introduced, changes in consumer preferences, demographic trends and discount pricing strategies by competitors, which could have a material adverse impact on our results of operations and financial position.

Most all of our actual and potential competitors have substantially more assets and capital resources than we have, and we must depend upon the viability and unique nature of some of our products that are planned.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

The equipment and supplies we use are readily available or can be made by multiple parties.  Accessing the fiber networks to the home will be more difficult and require us to obtain agreements with companies that currently have access to customers.  Some of these parties may not be willing to provide such access since we compete directly with their offerings.  Services along the Wasatch front in Utah are currently provided through a partnership with

UTOPIA, subject to finalizing agreements with UTOPIA.  UTOPIA is an organization formed by sixteen (16) Utah cities to build a fiber to the home network for high speed data services.

Dependence on One or a Few Major Customers

As a potential retail provider, we are not dependant on any one customer.  However, we are currently dependent on UTOPIA for network access to its customers, all subject to the terms and provisions of our current UTOPIA Non-Exclusive Network Access and Use Agreement.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

General

We are implementing standard web technologies for interactivity and integrating video sources across our network and into the consumer televisions, personal computers and other authenticated devices.  Our approach demands a meta-data driven operation to reduce back end costs and expands the possible services and features on the network.

We are developing several proprietary technologies and associated patent applications.  These applications will address the distribution of common video across some types of legacy IP networks, specific methods for the integrated use of meta data in operations to reduce costs and extend functionality, the development of multi-tiered control systems to manage heterogeneous IP networks, and methods for video frame storage that reduce cost, increase reliability, and reduce latency.  We have not filed any applications but are hoping to file in the near term. Where required, we will obtain franchise cable rights.  At this time, we are a franchise cable provider through the UTOPIA network.

Management Employment Agreements and IP Agreements

We have respectively executed three (3) new Employment Agreements with Robert A. Bryson, Garrett R. Daw and Gregory M. Smith, our current directors and executive officers, each for a period of five (5) years; and we assumed the Founders IP Agreements executed by these persons on the formation of Acclivity as part payment of their respective subscriptions for their membership interests in Acclivity that were converted to common stock in Connected Lyfe and exchanged for shares of our Restricted Securities under the Merger.  We also have employee IP Agreements related to technology developed while working for us.   We presently do not have any patents trademarks, licenses, franchises, concession or royalty agreements.

Founders’ IP Agreement

Effective September 14, 2009, Messrs. Bryson, Daw and Smith, the founders of Acclivity, each executed and delivered a Founders’ IP Agreement containing the following summary of material provisions.

•

Employee shall advise us of all inventions made or conceived by employee solely or jointly with others during the term of employment or within two (2) years of termination, regardless of whether such invention was conceived during the hours of employment or at company facilities or with the use of company materials or personnel, file at our expense for U.S. and foreign patents if requested by us, or if unwilling to do so, we shall make such application.

•

Assign all such inventions to us,

•

Assist us in the patent process,

•

Grant us a perpetual, irrevocable, worldwide, non-exclusive sub-license, royalty free right and license to use in our business, and to exploit and exercise any inventions, discoveries, concepts and ideas and related matters, including improvements and regardless of whether patentable or within the scope of the inventions.

•

Non-disclosure of proprietary information.

•

Acknowledgment our proprietary rights.

•

Non-use of proprietary information by employee.

•

Non-complete and non-solicitation clauses for certain terms of up to two (2) years.

•

Prior inventions representations of original works respecting previous employment.

Need for any Government Approval of our Principal Products or Services.

Except as set forth herein, we know of no required governmental or regulatory approval of our principal products or services in our current markets.  As we expand our service area, we will be subject to various governmental regulations on the federal, state and local levels related to cable television and phone services.

Effect of Existing or Probable Governmental Regulations on our Business

Federal, state and local governments extensively regulate the cable industry and the telephone services industry and are beginning to regulate certain aspects of the Internet services industry. There are numerous proceedings pending before the Federal Communications Commission (the “FCC”), state PUCs and state and federal courts that may materially affect the way we do business. For example, Congress, the FCC and some states are considering various regulations and legislation pertaining to “network neutrality,” digital carriage obligations, digital set top box requirements, program access rights, digital telephone services and changes to the pricing at which we interconnect exchange traffic with other telephone companies, any of which may materially affect our business operations and costs. With respect to VoIP services, the FCC is considering whether it should impose additional VoIP E911 obligations on interconnected VoIP providers, including a proposed requirement that interconnected VoIP providers automatically determine the physical location of their customer rather than allowing customers to manually register their location. Also, the FCC continues to evaluate alternative methods for assessing USF charges. We cannot predict what actions the FCC or state regulators may take in the future, nor can we determine the potential financial impact of those possible actions.

We also expect that new legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable operators, telecommunications companies and other entities under federal, state, and local laws, possibly in ways that we have not foreseen. Congress and state legislatures consider new legislative requirements potentially affecting our businesses virtually every year and new proceedings before the FCC, state PUCs and state and federal courts are initiated on a regular basis that may also have an impact on the way that we do business.

Actions by local authorities may also affect our business. Local franchise authorities grant franchises or other agreements that permit us to operate our cable and OVS systems, and we have to renew or renegotiate these agreements from time to time. Local franchise authorities often demand concessions or other commitments as a condition to renewal or transfer, and such concessions or other commitments could be costly to us in the future. In addition, we could be materially disadvantaged if we remain subject to legal constraints that do not apply equally to our competitors, such as where local telephone companies that enter our markets to provide video programming services are not subject to the local franchising requirements and other requirements that apply to us. For example, the FCC has adopted rules and several states have enacted legislation to ease the franchising process and enable statewide franchising for new entrants. While reduced franchising limitations could also benefit us if we were to expand our systems, the chief beneficiaries of these rules are the larger, well-funded traditional companies such as cable players Dish, DirecTV, Comcast, Time Warner and others, like Telco’s such as AT&T and Verizon.

Federal Regulation

In February 1996, Congress passed the Telecommunications Act of 1996, which substantially amended the Federal Communications Act of 1934, as amended (the “Communications Act”). This legislation has altered and will continue to alter federal, state and local laws and regulations affecting the communications industry, including certain of these services that we will provide. On November 29, 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999 (“SHVIA”), which amended the Satellite Home Viewer Act. SHVIA permits direct broadcast Satellite (“DBS”) operators to transmit local television signals into local markets. In other important statutory amendments of significance to satellite carriers and television broadcasters, the law generally seeks to place satellite operators on an equal footing with cable television operators in regards to the availability of television broadcast programming. SHVIA amends the Copyright Act and the Communications Act in order to clarify the terms and conditions under which a DBS operator may retransmit local and distant broadcast television stations to subscribers. The law was intended to promote the ability of satellite services to compete with cable television systems and to resolve disputes that had arisen between broadcasters and satellite carriers regarding the delivery of broadcast television station programming to satellite service subscribers. As a result of SHVIA, television stations are generally entitled to seek carriage on any DBS operator’s system providing local service in their respective markets. SHVIA creates a statutory copyright license applicable to the retransmission of broadcast television stations to DBS subscribers located in their markets. Although there is no royalty payment obligation associated with this license, eligibility for the license is conditioned on the satellite carrier’s compliance with the applicable Communications Act provisions and FCC rules governing the retransmission of such “local” broadcast television stations to satellite service subscribers. Noncompliance with the Communications Act and/or FCC requirements could subject a satellite carrier to liability for copyright infringement. SHVIA was essentially extended and re-enacted by the Satellite Home Viewer Extension and Reauthorization Act (“SHVERA”) signed in December of 2004.

On October 31, 2007, the FCC banned the use of exclusivity clauses by franchised cable companies for the provision of video services to MDU properties. The FCC noted that 30% of Americans live in MDU properties and that competition has been stymied due to these exclusivity clauses. The FCC maintains that prohibiting exclusivity will increase choice and competition for consumers residing in MDUs. Currently this order only applies to cable companies subject to Section 628 of the Communications Act, which does not include DBS and private cable operators (“PCOs”) that do not cross public rights-of-way, such as the Company. Although exempt from this order, the FCC did reserve judgment on exclusivity clauses used by DBS companies and PCOs until further discussion and comment can be taken and evaluated.  If the order covers us, it will result in more competition.

We will have to comply with all regulations and have to budget such costs into our serves offering.  Although this will increase our costs, we believe we can make up such costs in other areas of our operations.  However, we will be at a disadvantage in complying with regulations given our relative size compared to our competitors.

State and Local Cable System Regulation

Where necessary, we will obtain the necessary franchise requirements for providing television services.  Through our agreements with UTOPIA, we are a franchise cable provider on its networks.  Additionally, we may be required to comply with state and local property tax, environmental laws and local zoning laws, we do not anticipate that compliance with these laws will have any material adverse impact on our business.

State Mandatory Access Laws

 A number of states have enacted mandatory access laws that generally require, in exchange for just compensation, the owners of rental apartments (and, in some instances, the owners of condominiums) to allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive right of entry with a provider of cable or other broadcast services. In addition, some states have anti-compensation statutes forbidding an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other broadcast services to the property. These statutes have been and are being challenged on constitutional grounds in various states. These state access laws may provide both benefits and detriments to our business plan should we expand significantly in any of these states. There can be no assurance that future state or federal laws or regulations will not restrict our ability to offer access payments, limit MDU owners’ ability to receive access payments or prohibit MDU owners from entering into exclusive agreements, any of which could have a material adverse effect on our business.

Regulation of High-Speed Internet

Information or Internet service providers (“ISPs”), including Internet access providers, are largely unregulated by the FCC or state public utility commissions at this time (apart from federal, state and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Also, although the FCC has rejected proposals to impose additional costs and regulations on ISPs to the extent they use local exchange telephone network facilities, such change may affect demand for Internet related services. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on our business.

Research and Development Activities

Connected Lyfe, our wholly owned subsidiary, launched its research and development activities in 2009, and therefore has no associated costs from the previous two (2) years.  During the period of inception through December 31, 2009, Connected Lyfe spent $80,580 on research and development.  During the three months ended March 31, 2010, Connected Lyfe spent $215,280 on research and development. Previously we had no research and development costs.

Costs and Effects of Compliance with Environmental Laws (Federal, State and Local)

We have no known costs, and none are anticipated, from environmental laws, rules and regulations.

Number of Total Employees and Number of Full-Time Employees.

As of the May 31, 2010, we employed twenty-five (25) employees, with twenty-three (23) full time employees.

Reports to Security Holders

You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also find all of the reports that we have filed electronically with the SEC at their Internet site www.sec.gov

Description of Property

We presently lease approximately 3,419 square feet of office space for our principal executive offices, which are located at 912 West Baxter Drive, Suite 200, South Jordan, Utah 84095.  The lease is for three (3) years, and commenced on October 1, 2009.  Monthly lease payments of the first year are $3,989 ($47,866 annually); $4,108 for the second year ($49,301 annually); and $4,231 for the third year ($50,772 annually).  We are also required to pay our proportionate share of common area taxes, insurance and maintenance; and maintain the interior at our own expense, among other customary provisions.

On March 15, 2010 Connected Lyfe entered into a lease agreement for office space at 205 East Washington Street, Ann Arbor, MI 48104 for approximately 3,416 square feet of office space.   The lease is for three (3) years, and commenced on March 22, 2010.  Monthly lease payments for the first year are $6,271 ($75,250 annually); $6,522 ($78,263 annually) for the second year; and $6,782 ($81,393 annually) for the third year.  We are also required to pay our proportionate share of insurance and maintenance; and maintain the interior at our own expense, among other customary provisions.

Legal Proceedings

We are not currently a party to any legal proceedings that we believe will have a material adverse effect on our financial condition or results of operations.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes.   LYFE Communications believes there have been no significant changes during the year ended December 31, 2009 or the period ended March 31, 2010.

LYFE Communication’s accounting policies are more fully described in Note 1 of the consolidated financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  LYFE Communications believes that the following addresses LYFE Communication’s most critical accounting policies.

LYFE Communications’ policy is to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.  We recognize revenue as services are provided with specific long lead time orders.

LYFE Communications’ policy is to provide an allowance for doubtful accounts for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We account for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.”   Under ASC 740-10, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

We account for stock-based compensation in accordance with ASC 718 “Stock Compensation.”  Under ASC 718, stock compensation is measured at fair value and reflected in earnings over the appropriate period.

Plan of Operation

With the Merger of Connected Lyfe, we plan to develop, deploy and operate next generation media and communications network based services to single-family, multi-family, high-rise, resort and hospitality properties. LYFE Communications will provide television, Internet and telephone services to consumers and businesses.  Our operations in the television broadcast business are being facilitated through the planned acquisition of broadcast rights and distribution channels.  In addition to the deployment of the following products, we expect to expand operations via future acquisitions and partnership opportunities.  We will need to fund expansion by raising capital over the next two (2) years.  The amount of capital could change based on the opportunities available to us and the ability to expand our markets.  We believe that over the next two (2) years our operations will be cash flow positive but will not provide sufficient revenue to fund the expansion and or potential acquisitions.  We expect to distribute our products and services and deploy multiple IP Television broadcasting projects initially along the Wasatch Front in the State of Utah.  Connected Lyfe resulted from the conversion of Acclivity Media, LLC to a Utah corporation effective January 1, 2010, under the name Connected Lyfe, Inc. (“Connected Lyfe”).   Acclivity Media was formed in 2009.

LYFE Communications has initiated operations of an all IP based set of Voice, data, and Television services in the company’s backyard market, the Wasatch Front in Utah. Utah is a great showcase for the nationwide reach for next generation communications and entertainment services anchored in the life and business styles of our target residential and business customers, while extending across and throughout all of the connectedness that defines how our customers live and work.

The past two quarters has seen the fruition of significant planning, negotiations, and execution by LYFE Communication, bringing together not just core service and applications platforms for the Wasatch front but, we believe, a foundation to deliver leading edge triple play services.  Through Connected Lyfe Inc. the primary service operating and subscriber acquisition division of LYFE Communication, we have mobilized, we believe, one of the first truly converged service delivery networks in the country. Although many providers are scattered across the country “bundling” rather than “integrating” services, we have strived to bring functionality to the consumers and business, Connected Lyfe is a fully franchised TV service provider across the 16 municipalities participating in Utopia. The TV system is interoperable across Utopia and Lyfe Communications IP Fiber Networks. Connected Lyfe has a multi year commitment to deliver the current IPTV service in addition to showcasing the capacity and functionality of the 100Mbp and 1Gbp Utopia Community Fiber Network with next generation functionality and services in 2010 and 2011. All other authorized service providers on Utopia will be able to bundle Connected Lyfe’s next generation capabilities to their subscribers.  The agreement adds a telecommunication open provider agency’s entire IPTV based digital multichannel television system including all platform, rights, and systems to deliver full digital live linear and video on demand television in standard and high definition all in a native IP or Internet Protocol secure and authenticated delivery. The IPTV system provides us a jumpstart in time to market with a proven ecosystem of programmer approved 3rd party devices and systems to ensure subscribers can reliably access the preferred channels and events.

Results of Operations

Connected Lyfe prior to the merger with LYFE Communications on April 12, 2010:

During 2009, Connected Lyfe was primarily engaged in conducting research and development of our technology and products, securing strategic alliances, completing its reorganization, recruiting personnel and obtaining financing.   During the period from inception (September 14, 2009) to December 31, 2009, Connected LYFE incurred operating expenses totaling $741,207.  Our operating expenses consisted of research and development, general and administrative, sale and marketing and depreciation expenses totaling $80,850, $526,988, $129,757 and $3,882 respectively.  We did not generate any revenue during in 2009.

For the three months ended March 31, 2010, Connected Lyfe was primarily engaged in conducting research and development of our technology and products, securing strategic alliances, completing its reorganization, recruiting personnel and obtaining financing. Connected Lyfe incurred operating expenses totaling $803,617.  Our operating expenses consisted of research and development, general and administrative, sale and marketing and depreciation expenses totaling $215,280, $459,612, $118,291 and $10,434 respectively.  We did not generate any revenue from January 1, 2010 to March 31, 2010.

LYFE Communications Prior to the Merger With Connected Lyfe on April 12, 2010, for The Three Months Ended March 31, 2010, Compared to The Three Months Ended March 31, 2009.

During the quarterly period ended March 31, 2010, LYFE Communications received $26,905 in revenues, with a cost of sales of $7,000, for a gross margin of $19,905.  During the March 31, 2009, quarter, LYFE Communications recorded no revenues.  The revenues for March 31, 2010, were from the fourth annual Shootout Contest LYFE Communications’ sponsored for 2009 and completed in 2010, while the 2008 Shootout Contest ended earlier in 2008, resulting in revenues in an earlier quarter.

Operating expenses increased from $8,278 in the quarterly period ended March 31, 2009, to $12,789 in the quarterly period ended March 31, 2010.  This increase was mainly due to the costs associated with LYFE Communications’ Depository Trust Company eligibility filing for LYFE Communications’ common stock.  LYFE Communications had interest expense of $1,279 in the three months ended March 31, 2010, compared to $1,026 in the year ago period. LYFE Communications realized an operating income of $5,837 during the quarter ended March 31, 2010, as compared to operating loss of $9,304 in the comparable period in 2009.  Net income totaled $5,837, or $0.01 per share in the three months ended March 31, 2010, compared to a net loss of $9,304, or $0.01 per share, in the three months ended March 31, 2009.  The loss in the quarter ended March 31, 2009, because of the timing differences discussed above regarding the 2009 and the 2008 Shootout Contests.  LYFE Communications has had cumulative net losses of $188,779 since inception, or $0.13 per share.

Since the end of our March 31, 2010 quarter, LYFE Communications completed the acquisition of Connected Lyfe and LYFE Communications’ business focus shifted from screen play contest and production to Connected Lyfe’s business model.  As Connected Lyfe is just rolling out its TV, internet and communication offering, it is too early to determine the future success and revenue stream.  Additionally, LYFE Communications is in the process of completing due diligence on two potential acquisitions which could provide additional revenue sources in the upcoming quarters.  At this time, the ability to close on these acquisitions is unknown and we have only completed a memorandum of understanding the acquisitions pending completion of a due diligence.  If we move forward with the acquisitions, we will acquire one of the companies and/or its assets through the issuance of 5,000,000 shares of our common stock.  The acquisition is schedule to close on our before June 30, 2010, pending successful completion of our due diligence review. The acquisitions will expand our capabilities by providing us equipment, personnel and existing business operations.  The acquisitions would provide us a wide scope of strategic assets, infrastructure, operating and interconnection agreements. The associated personnel, platforms and networks provide services to hundreds of commercial and wholesale data service providers for advanced co-location and broad IP services, an MPLS overlay network with multi-gigabit redundant nationwide network reach with capacity into over 70 points of presence, extensively peered with major national and regional fiber networks. In addition to robust managed IP data services the acquisition provides us with three digital IP voice platforms essential for nationwide local and long distance service with E911 service as well as bulk wholesale carrier long distance call termination.  The ability to close on the acquisitions are unknown at this time pending final due diligence review and acceptance by the owners and creditors of the acquisition terms.

We have completed the acquisition of assets after March 31, 2010 through the payment of $500,000.  These assets will allow us to further expand our IPTV operations to service MDU properties.   This acquisition provides the triple play capable assets from eighty-seven Multiple Family apartment complexes from Ygnition Networks, Inc., including ten properties also along the Wasatch Front in Utah. This transaction is the first initiative into the MDU marketplace. The included properties extend our operations into Texas, Arizona, California, and Washington. The MDU marketplace in terms of both resident consumers and existing telecommunications or TV service providers is one of our highest priority vertical targeted markets. In the asset acquisition, we also received a fully self-operable license to the developed and back office, CRM, and service provisioning platform from Ygnition, which has been tuned and refined through eight years of property and customer service. Additionally Connected Lyfe gains subscribers and key Rights of Entry with each property. Lyfe is integrating the new platform with the Lyfe IPTV platform.

Since our operations have changed dramatically since the end of the March 31, 2010 quarter, prior results and expenses are not indicative of future results or trends.  Additionally, as our business operations are only beginning, it is difficult to predict our ability to generate sufficient revenue to generate positive cash flows.

Liquidity and Capital Resources

Connected Lyfe

Connected Lyfe’s principal liquidity from our inception (September 14, 2009) until December 31, 2009, came from the sale of membership interests in Connected Lyfe’s predecessor, Acclivity.  Connected Lyfe sold approximately 10% of Acclivity’s membership interest percentage for $1,150,000, of which $400,000 was paid to Smith Consulting Services, Inc. (“SCS”) under the SCS Consulting Agreement.  During 2009, Connected Lyfe used approximately $764,000 to fund our operations and purchased property and equipment totaling approximately $119,000.  In the first quarter of 2010, Connected Lyfe received proceeds of $950,000 from the sale of 1,439,394 shares of Connected Lyfe common stock.  These shares were subsequently converted into shares of LYFE Communications at the time of the merger. Since the quarter ended March 31, 2010, following the closing of the Merger, LYFE Communication raised an additional $1,010,000 through the sale of 918,182 shares to existing shareholders.  On May 28, 2010, we received $175,000 in connection with a 9% sixty (60) day note payable between Robert Bryson and Connected Lyfe.

As discussed above, we anticipate incurring significant expenditures during 2010 and 2011 to pursue our planned business operations including additional research and development of products and technology, capital investments to grow our network, acquisitions and partnerships to expand our product offerings and customer base and subscriber acquisition.  Our ability to execute on these plans is dependent on our ability to generate additional investment proceeds.  In the event that we are unable to raise the necessary funds, we would have to modify our current business plans and may not be able to attract the customers necessary to generate positive income from operations.  We have received a commitment from one of our shareholders for the sale of shares of our common stock.  The shareholder, along with another entity has agreed to purchase shares of our common stock for $15,200,000 which will be paid in a series of payments starting on or before July 1, 2010 with the final payment to be paid on or before September 21, 2010. Under the terms of the purchase $7,000,000 is to be paid in July 2010, $5,000,000 in August and the remaining $3,200,000 in September 2010.This shareholder has provided the majority of our funding over the past year.  Under the terms of the stock purchase, the 1,818,182 shares will be sold at $1.10 per share, 6,666,666 shares will be sold at $1.50 per share and 1,684,211 shares will be sold at $1.90 per share.  If we do not receive these investments from the shareholder and the entity, we will have to seek additional capital from other sources.  Until the funds have been delivered to us, there is potential the shareholder or the entity will not fulfill the purchase obligation, and in such case, our business plans and acquisitions would have to be modified to address the funding issues.

LYFE Communication

LYFE Communication’s current assets at March 31, 2010, totaled $3,990, as compared to $15,737 at December 31, 2009.  During the three months ended March 31, 2010, our operating activities used net cash of $13,547.  In the comparable 2009 period, by contrast, operating activities used net cash of $8,698.  Investing activities had no effect on our cash flows in the three months ended March 31, 2010, or in the three months ended March 31, 2009.  Cash provided by financing activities totaled $1,800 in the three months ended March 31, 2010, with no cash provided or used by financing activities during the three months ended March 31, 2009.  At March 31, 2010, the Company had a working capital deficit of $15,485, as compared to working capital deficit of $24,370 at December 31, 2009.  LYFE Communications merged with Connected Lyfe on April 12, 2010 and Connected Lyfe became the wholly owned subsidiary of LYFE Communications.

As noted, the past operating expenses and cash needs are not indicative of our current operations which require substantially more cash to operate.  At this time, we are dependent on outside funding to support our operations and anticipate we will need outside funding for at least the next twelve to twenty four months to support our business model and acquisitions.  If we are unable to obtain continued outside funding, our operations would be severely impacted and it may not be possible for us to remain in business.  Given our current operations, traditional debt financing is not likely and we will have to continue to rely on equity or debt investments for outside non-banking sources.

Off Balance Sheet Arrangements

Neither Connected Lyfe nor LYFE Communications has had any off balance sheet arrangements from their respective periods to the date hereof.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names of all of our current directors and executive officers as of June 11, 2010. These persons will serve until the next annual meeting of the shareholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

Name	Positions Held	Date of Election or Designation	Date of Termination or Resignation
Robert A. Bryson	President and CEO and Chairman	04/09/10	*
Garrett R. Daw	SVP Marketing, Secretary and Director	04/09/10	*
Gregory M. Smith	Chief Operating Officer and Director	04/09/10	*

*

These persons presently serve in the capacities indicated.

These persons served as Managers/Members of Acclivity, Connected Lyfe’s predecessor, until its conversion to a Utah corporation effective January 1, 2010, and then continued as directors and executive officers of Connected Lyfe until the closing of the Merger by which Connected Lyfe became our wholly-owned subsidiary.  On the closing of the merger, pursuant to the agreement, they became the directors and executive officers of LYFE Communications, Inc.

Business Experience

Robert A. Bryson.  Mr. Bryson, age 50, is a co-founder of Connected Lyfe and its predecessor, Acclivity.  His tenure evolved over twenty-six (26) years in telecom, technology and media, business development, sales and marketing.  He co-founded Connected Lyfe. Previously, Robert was SVP of Sales and Business Development at Digital Smiths (February 1, 2009, to October 31, 2009), responsible for corporate development, strategic partnerships and developing customer relationships. At Move Networks (November 15, 2002, to January 31, 2009), a digital media technologies and services company, as SVP of Sales and Business Development, he was responsible for the commercial deals and strategic relationships with Disney, ABC Television Group, ESPN Media Networks, Fox Interactive Media, My Space, Fox Broadcasting, The CW Network, Warner Brothers and Televisa.  Previously, he served as SVP of Sales and Marketing for Knowledge Universe (July 15, 2000, to October 1, 2002) and I-Link (May 1, 1996, to July 1, 2000), and as SVP of Business Development for Media Station (June 1, 1993, to April 30, 1996).  He also held senior management positions with Novell (May 11, 1989, to May 31, 1993) and IBM/Rolm Systems (April 11, 1986, to April 30, 1989).

Gregory M. Smith.  Mr. Smith is 37 years of age and has more than fifteen (15) years of technology and product development experience in digital media.  Before co-founding Connected Lyfe and its predecessor, Acclivity, Greg was the Chief Technology Officer at DG FastChannel (April 1, 2009, to October 31, 2009), where he directed its product innovation through a new broadcaster distribution network for advertisements and syndication.  Prior to that, Smith was the Chief Technology Officer at Move Networks (March, 2007, to March, 2009 and [June, 2001, to October, 2004]), a digital media technologies and services company.  He also served as VP of Technologies and Products and VP of Sales at All Media Guide (October, 2004, to March, 2007), a business-to-business provider of descriptive entertainment media technology.  Additionally, Greg was the Senior Product Manager and Director of Technologies at Edgix (October, 1999, to May, 2001) and was also part of the Business Development and Product Teams at PanAmSat (February, 1998, to October, 1999) and Space Systems/Loral (June, 1995, to February, 1998). Greg earned bachelor degrees in Aerospace and Mechanical Engineering at Princeton University and continued studies in Control Theory and Advanced Dynamics at Stanford University.

Garrett R. Daw.  Mr. Daw is 33 years of age and Garrett has more than twelve (12) years in sales, management, and business development. Prior to co-founding Connected Lyfe and its predecessor, Acclivity, in 2009, Garrett previously owned and operated his own DISH Network and DirecTV satellite dealership (2005 to 2008) where he recruited, hired, trained and managed several hundred direct sales representatives. He also served as VP of Sales at USDTV (2002 to 2005) where he oversaw all sales activities, including building and managing a sales force of over 350 associates in three states, as well as managing distribution relationships with companies such as Wal-Mart and RC Willey.  Garrett also has extensive experience in real estate development, residential and commercial construction. As a Senior Project Manager at Daw Inc. (prior to 2002), he managed projects from $1,000,000 to $15,000,000.   Garrett graduated from the University of Utah, where he earned a double major in Economics and Political Science.

Directorships Held in other Reporting Issuers under the Exchange Act

Our directors and executive officers hold no other positions in any other companies that are reporting issuers under the Exchange Act; nor do any of the Connected Lyfe directors and executive officers; however, our former President, James P. Doolin, is a director and the President of 4th Grade Films, Inc., a reporting issuer under the Exchange Act and an entity that was our majority-owned subsidiary until June, 2008.

Identification of Certain Significant Employees

None.

Family Relationships

There are no family relationships between any of our directors and executive officers; and there were no family relationships between any of the directors or executive officers of Connected Lyfe.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers (or those in similar positions with Connected Lyfe) has been the subject of any of the following:

 (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two (2) years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed,

suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any federal or state securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of the aforementioned directors or executive officers have, during the last five (5) years, filed for bankruptcy, was convicted in a criminal proceeding or was the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and executive officers serving in any capacity for our Company, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Executive Compensation

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated for our current directors and executive officers and by reference, to our former President, James P. Doolin and other former directors and executive officers:

Salaries or Other Compensation

Management Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James P. Doolin, our former President	2009 2008 2007	None. None. None.	None. None. None	None. None. None	None. None. None	None. None. None	None. None. None	None. None. None	None. None. None
Robert A. Bryson, President	2009	$127,250	None.	None.	None.	None.	None.	None.	None.
Garrett R. Daw, Secretary	2009	$94,275	None.	None.	None.	None.	None.	None.	None.
Gregory M. Smith, Vice President (1)	2009	$28,125	None.	None.	None.	None.	None.	None.	None.

(1)

Messrs. Bryson, Daw and Smith also respectively received $3,852.30, $2,831.10 and $1,890.70 in medical benefits, respectively and $219.89, 219.89 and $142.65 in dental benefits, respectively.

Management Employment Agreements

Effective January 1, 2010, Connected Lyfe executed five (5) year Employment Agreements with Messrs. Bryson, Daw and Smith, for annual salaries, respectively, of $250,000, $175,000 and $225,000.  Each of these Employment Agreements also provided for:

•

Eligibility to participate in all employee benefit plans and health and dental plans in accordance with rules established by the Board of Directors.

•

Four (4) weeks of paid vacation for each year of full employment and sick leave and holiday pay in accordance with customary company policies.

•

Reimbursement of reasonable out of pocket business expenses.

•

Termination for cause, or dissolution or change in control as defined therein.

•

$10,000 per month in the event of disability or death (to surviving spouse, if living, or to surviving children, for term of Employment Agreement.

•

If terminated for other than cause, full base pay within ninety (90) days.

•

If terminated for a change in control, all accrued obligations under state wage payment laws and amount equal to the greater of the then current base salary through the end of the current term or the then current base salary for twelve (12) months following termination, payable within ninety (90) days.

•

Miscellaneous other termination provisions.

•

Trade secrets and confidential information protections provisions of up to three (3) years.

•

Indemnification obligations for willful misconduct.

•

One (1) year covenant not to compete by employment or other defined methods.

Management Outstanding Equity Awards

Outstanding Equity Awards at Fiscal Year-End Table

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None.	None.	None.	None.	None.	None.	None.	None.	None.	None.

Compensation of Directors

Neither our directors or those who served as directors of Connected Lyfe received compensation for such service in addition to the compensation, if any, paid to there persons for service as executive officers as outlined above in the Summary Compensation Table.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 29, 2010, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of LYFE Communications to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of LYFE Communications and all executive officers and directors of LYFE Communications as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

The following table sets forth the share holdings of those persons who own more than five percent (5%) of our common stock as of the date of this Annual Report, respectively based upon 61,260,051 shares being outstanding as of June 9, 2010:

Ownership of Principal Stockholders

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Robert A. Bryson	15,000,000	24.5%
Common Stock	Garrett R. Daw	15,000,000	24.5%
Common Stock	Gregory M. Smith	15,000,000	24.5%
Common Stock	Stephen P. Crandall	3,720,606	6.1%
Common Stock	SCS, Inc.	4,573,479	7.5%

Security Ownership of Management

The following table sets forth the share holdings of management as of June 11, 2010, based upon 61,260,051 shares being outstanding.

Ownership of Officers and Directors

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common Stock	Robert A. Bryson	15,000,000	24.5%
Common Stock	Garrett R. Daw	15,000,000	24.5%
Common Stock	Gregory M. Smith	15,000,000	24.5%
All Directors and Officers as a group (3)		45,000,000	73.5%

Changes in Control

There are no present arrangements or pledges of our securities which may result in a change in our control.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	10,578,000	$0.25	4,422,000
Total	10,578,000	$0.25	4,422,000

*

Connected Lyfe shareholders approved the Connected Lyfe Stock Option Plan effective January 1, 2010 and adopted under the Merger Agreement.

Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

On May 28, 2010 LYFE communications entered into an agreement for a note payable with Robert Bryson, Chairman of the Board and CEO, whereby for the sum of $175,000 Robert Bryson would receive a 60-day note with a 9% rate. There were no other material transactions, or series of similar transactions, during LYFE Communications’ last three fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest other than the transaction noted.

Transactions with Promoters and Certain Control Persons

On May 28, 2010 LYFE communications entered into an agreement for a note payable with Robert Bryson, Chairman of the Board and CEO, whereby for the sum of $175,000 Robert Bryson would receive a 60-day note with a 9% rate. There were no other material transactions, or series of similar transactions, during LYFE Communications’ last three fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $120,000 and in which any promoter or founder of our or any member of the immediate family of any of the foregoing persons, had an interest other than the transaction noted.

Parents of the Issuer

We have no parents; however, we are the parent of Connected Lyfe, our wholly-owned subsidiary.

Director Independence

We have no independent directors.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Section 16-10a-902 (1) of the Utah Law authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902 (4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit.   Otherwise, Section 16-10a-902 (5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.   Section 16-10a-907 (1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.   Section 16-10a-907 (1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902.   Unless limited by the Articles of Incorporation, Section 16-10a-907 (2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

There are no provisions in our Articles of Incorporation that protect or indemnify our directors or executive officers beyond what is permitted by Utah Law.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of LYFE Communications pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

At this time, there are no current or pending lawsuits which would require indemnification.

Market for Common Equity and Related Stockholder Matters

Our common stock is presently quoted on the OTC Bulletin Board of under the symbol “LYFE” as reflected below, though the current trading volume is relatively low. No assurance can be given that any market for our common stock will continue in the future or be maintained.

The range of high and low bid quotations for our common stock during the each quarter of the years ended December 31, 2009, and 2008, are shown below. Prices are inter-dealer quotations and do not necessarily reflect transactions, retail markups, mark downs or commissions.

Period	High Bid	Low Bid
January 1, 2008 through March 31, 2008	$0.25	$0.25

April 1, 2008 through June 30, 2008	$0.30	$0.30

July 1, 2008 through September 30, 2008	$0.30	$0.30

October 1, 2008 through December 31, 2008	$0.30	$0.30

January 1, 2009 through March 31, 2009	$0.30	$0.30

April 1, 2009 through June 30, 2009	$0.30	$0.30

July 1, 2009 through September 30, 2009	$0.30	$0.30

October 1, 2009 through December 31, 2009	$0.25	$0.25

January 1, 2010 through March 31, 2010	$1.75	$0.25

As of June 9, 2010, the bid and ask price of our shares of common stock was $1.50 and $2.25 respectively.

Holders

The number of record holders of our common stock as of June 11, 2010, is approximately 96, not including an indeterminate number who may hold shares in “street name.”

Dividends

We have not declared any cash dividends with respect to our common stock and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	10,578,000*	$0.25	4,422,000
Total:	10,578,000*	$0.25	4,422,000

*

Connected Lyfe shareholders approved the Connected Lyfe Stock Option Plan effective January 1, 2010 and adopted under the Merger Agreement.

Recent Sales of Unregistered Securities

During the last three years, we issued the following unregistered securities:

In April 2010, Lyfe Communications issued shares to the shareholders of Connected Lyfe in relation to the merger of Connected Lyfe with Lyfe Communications.  Lyfe Communications relied on Section 4(2) or the Securities Act and Regulation D, Rule 506 related to such issuance of shares in the merger.  As part of the merger, consultants were issued shares in reliance on Section 4(2) and Regulation D, Rule 506.  There were a total of fourteen shareholders and consultants issued stock in relation to the merger all of which were accredited investors.  Additionally, subsequent to the merger, Lyfe Communications raised $745,000 through the sale of shares of common stock to two existing shareholders that were accredited investors.  The shares were issued in reliance on exemption from registration provided by Section 4(2) of the Securities Act and Regulation D, Rule 506.

In 2010, Connected Lyfe issued shares to its founders in relation to the organization of Connected Lyfe and the conversion of Acclivity Media from a limited liability company to a corporation.  Additionally, Connected Lyfe in 2009 and 2010 raised $2,100,000 from five persons all of which were accredited investors.  Connected Lyfe relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D in the offer and sale of the above shares to the five individuals.   In 2009, Connected Lyfe issued shares to a consultant in reliance on Section 4(2).  The consultant is an accredited investor and existing shareholder of Connected Lyfe.

Connected Lyfe Stock Option Grants

Connected Lyfe granted 10,578,000 stock options to persons who were deemed to be “employees,” including individual independent persons who were consultants or advisors.

Securities Exemptions relied upon by Us and Connected Lyfe in Issuing these Securities.

We issued all of these securities to persons who were “accredited investors” as that term is defined in Regulation D of the SEC; and each such investor had prior access to all material information about us as each is and was then a director or executive officer or attorney for us.  We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the SEC.

With respect to Connected Lyfe’s stock option grants, all except one minor stock option grant, were subject to self executing state securities law exemptions.

Use of Proceeds of Registered Securities

LYFE Communications

We have had no proceeds from the sale of registered securities.

Connected Lyfe

Connected Lyfe has had no proceeds from the sale of registered securities.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee. This prospectus and registration statement contains consolidated financial statements for the date and years ended December 31, 2009 and 2008, and for the three month periods ended March 31, 2010 and 2009. The financial statements contained in this prospectus and registration statement for the years ended December 31, 2009 and 2008 have been audited by Mantyla McReynolds, LLC independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Victor D. Schwarz, PC provided the opinion attached hereto as Exhibit 5.1 stating that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Financial Statements

The following consolidated financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-1 to our consolidated financial statements are herein incorporated:

LYFE Communications, Inc. (formally Hangman Productions, Inc.):

Connected Lyfe/Acclivity Media, LLC:

Pro Forma Financial Statements

March 31, 2010
Connected Lyfe Inc. and Lyfe Communications, Inc. Unaudited Pro Forma Condensed Financial Statements	F-42
Unaudited Pro Forma Condensed Balance Sheets-For the Period Ended March 31, 2010	F-43
Unaudited Pro Forma Condensed Statement of Operations-For the Period Ended March 31, 2010	F-44
Notes to Pro Forma Financial Statements	F-44
December 31, 2009
Connected Lyfe Inc. and Lyfe Communications, Inc. Unaudited Pro Forma Condensed Financial Statements	F-45
Unaudited Pro Forma Condensed Balance Sheets-For the Period Ended December 31, 2009	F-46
Unaudited Pro Forma Condensed Statement of Operations-For the Period Ended December 31, 2009	F-47
Notes to Pro Forma Financial Statements	F-48

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

ADDITIONAL INFORMATION

LYFE Communications has filed this registration statement on Form S-1 under the Securities Act with the Commission, SEC File No. 000-50892, under the Securities Act with respect to the securities offered by this prospectus.  This prospectus omits certain information contained in the registration statement.  For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.  Copies of the complete registration statement, including exhibits, may be examined without charge at the Commission’s principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C.  20549, on payment the usual fees for reproduction, or may be obtained from the Commission’s EDGAR Database at http://www.sec.gov.

LYFE COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2010

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Condensed Consolidated Balance Sheets

As of March 31, 2010 and

December 31, 2009

	3/31/2010	12/31/2009
	[Unaudited]	[Audited]
Assets
Current assets
Cash	$3,990	$15,737
Total Current Assets	3,990	15,737
Total Assets	$3,990	$15,737

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$ 16,944	$ 11,878
Franchise Taxes Payable	-	100
Unearned Revenue	-	25,629
Accrued Director Compensation	2,531	2,500
Total current liabilities	19,475	40,107
Long Term Liabilities
Note Payable - Shareholders	54,197	51,149
Total Long Term Liabilities	54,197	51,149
Total Liabilities	$ 73,672	$ 91,256

Non-controlling Interest	-	-

Stockholders’ Deficit
Preferred Stock, $0.001 par value, 10,000,000 shares, no shares issued or outstanding	-	-
Common Stock, $0.001 par value; 200,000,000 shares authorized; 2,980,000 shares issued and outstanding	2,980	2,980
Paid-in Capital	116,117	116,117
Deficit accumulated during the development stage	(188,779)	(194,616)
Total Stockholders’ Deficit	(69,682)	(75,519)
Total Liabilities and Stockholders’ Deficit	$3,990	$15,737

See accompanying notes to financial statements

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Condensed Consolidated Statements of Operations

For the three months ended March 31, 2010 and 2009 and for the period from inception through March 31, 2010

 (Unaudited)

	For the Three Months Ended 3/31/2010	For the Three Months Ended 3/31/2009	From Inception Through 3/31/2010

Revenues	$ 26,905	$ -	$ 47,108
Cost of Sales	7,000	-	16,000
Gross Margin	19,905	-	31,108

General and Administrative Expenses	12,789	8,278	171,971
Operating Income/(Loss)	7,116	(8,278)	(140,863)

Interest Income	-	-	43
Interest Expense	(1,279)	(1,026)	(14,569)
Net Income/(Loss) Before Income Taxes	5,837	(9,304)	(155,389)
Provision for Income Taxes	-	-	980
Net Income/(Loss) From Continuing Operations	5,837	(9,304)	(156,369)

Discontinued Operations:
Gain/(Loss) from discontinued operations, net of tax	-	-	(32,410)
Loss from Discontinued Operations	-	-	(32,410)
Net Income/(Loss)	5,837	(9,304)	(188,779)

Income/(Loss) Per Share from Continuing Operations	$ 0.01	$ (0.01)	$ (0.11)

Income/(Loss) Per Share from Discontinued Operations	-	-	$ (0.02)

Income/(Loss) Per Share – Basic and Diluted	$ 0.01	$ (0.01)	$ (0.13)

Weighted Average Shares Outstanding	2,980,000	2,980,000	1,502,759

See accompanying notes to financial statements

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Condensed Consolidated Statements of Cash Flows

For the three month ended March 31, 2010 and 2009 and for the period from inception through March 31, 2010

(Unaudited)

	For the Three Months Ended 3/31/2010	For the Three Months Ended 3/31/2009	From Inception Through 3/31/2010

Cash Flows from Operating Activities
Net Income/(Loss)	5,837	(9,304)	(188,779)
Gain/(Loss) From Discontinued Operations	-	-	32,410
Gain/(Loss) from Continuing Operations	5,837	(9,304)	(156,369)

Adjustments to reconcile net loss to net cash From Operating Activities:
Non-Cash contributed by shareholder	-	300	3,600
Increase / (Decrease) accounts payable	5,066	361	16,944
I Increase/(Decrease) in income taxes payable	(100)	(100)	-
Increase / (Decrease) in salaries payable	31	29	40,031
Increase/(Decrease) in unearned revenue	(25,629)	-	-
Increase / (Decrease) in accrued interest - related party	1,248	16	11,375
Net Cash from Continuing Operations	(13,547)	(8,698)	(84,419)
Net Cash from Discontinued Operations	-	-	(120,213)
Net Cash From Operating Activities	(13,547)	(8,698)	(204,632)

Cash Flows from Investing Activities
Net Cash from Continuing Investing Activities	-	-	-
Net Cash from Discontinued Investing Activities	-	-	29,800
Net Cash from Investing Activities	-	-	29,800

Cash Flows from Financing Activities
Proceeds from Loans from Shareholders	5,000	-	65,222
Repayment on Loans from Shareholders	(3,200)	-	(22,400)
Issued Stock for Cash	-	-	21,000
Net Cash from Continuing Financing Activities	1,800	-	63,822
Net Cash from Discontinued Financing Activities	-	-	115,000
Net Cash from Investing Activities	1,800	-	178,822

Net Increase / (Decrease) in Cash	(11,747)	(8,698)	3,990

Beginning Cash Balance	15,737	9,380	-
Ending Cash Balance	3,990	682	3,990
Supplemental Schedule of Cash Flow Activities
Cash paid for
Interest	$ -	$ -	$ -
Income taxes	$ -	$ 100	$ 980
Stock issued for accrued liabilities	$ -	$ -	$37,500
Gain from disposal of subsidiary booked to APIC	$ -	$ -	$56,997

See accompanying notes to financial statements

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Notes to the Condensed Consolidated Financial Statements

March 31, 2010

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.   Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.  These interim financial statements include all adjustments consisting of normal recurring entries, which in the opinion of management, are necessary to present a fair statement of the results for the period.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The results of operations for the period ended March 31, 2010, are not necessarily indicative of the operating results for the full year.

NOTE 2 – LIQUIDITY/ GOING CONCERN

The Company has accumulated losses from inception through March 31, 2010 of ($188,779), has minimal assets, and has negative working capital.  Financing the Company’s activities to date has primarily been the result of borrowing from a shareholder and others. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  These factors may have potential adverse effects on the Company including the ceasing of operations. Subsequent to March 31, 2010, the Company completed a merger with Connected Lyfe, Inc. (Note 5). Connected Lyfe, Inc. is a development stage company requiring additional equity or debt financing in order to fund its planned activities.    The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2010, the Company repaid $3,200 on the shareholder loans and the shareholders loaned an additional $5,000 to the Company to pay operating expenses.  The payable to shareholders accrued an additional $1,248 in interest for the three months ended March 31, 2010.

NOTE 4 – RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 for Revenue Recognition – Multiple Deliverable Revenue Arrangements (Subtopic 605-25) “Subtopic”. This accounting standard update establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue – generating activities. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. Specifically, this Subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The amendments in this guidance will affect the accounting and reporting for all vendors that enter into multiple-deliverable arrangements with their customers when those arrangements are within the scope of this Subtopic.  This Statement is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity will apply the amendments under this Subtopic retrospectively from the beginning of the entity’s fiscal year.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Management is currently evaluating the impact this statement may have on the Financial Statements of the Company once adopted.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

LYFE Communications, Inc.

(Formerly Known as Hangman Productions, Inc.)

[A Development Stage Company]

Notes to the Condensed Consolidated Financial Statements

March 31, 2010

NOTE 5 – EQUITY

On February 11, 2010, the Company amended their Articles of Incorporation increasing the total authorized number of shares to 210,000,000 divided into 200,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The common stock par value was changed from one cent ($0.01) to one mill ($0.001).  The preferred stock par value was established at one mill ($0.001).  The Company has yet to establish rights or preferences for the preferred stock.

NOTE 6 – SUBSEQUENT EVENTS

Pursuant to an Agreement and Plan of Merger dated April 12, 2010 (respectively, the “Merger Agreement” and the “Merger”), by and among Hangman Acquisition, Inc., a newly formed wholly-owned subsidiary and a Utah Corporation, and Connected Lyfe, Inc., a privately held Utah corporation whose business is providing media and communication service (“Connected Lyfe”), the Company acquired Connected Lyfe.  Under the terms of the Merger Agreement, and upon satisfaction of the conditions set forth in the Merger Agreement, Hangman Acquisition, Inc., was merged with and into Connected Lyfe, which was the surviving corporation under the Merger, and which became a wholly-owned subsidiary of the Company, and the Company changed its name to “LYFE Communications, Inc.” as of May 13, 2010.  The Merger was closed and effective on April 12, 2010.

Connected Lyfe shareholders exchanged their shares of common stock of Connected Lyfe (an aggregate of 52,199,394 shares) for shares of the Company’s common stock that comprised “restricted securities” under SEC Rule 144, on a one for one basis. These shares are also subject to a lock-up period (the “Lock-Up Period”) of the greater of twelve (12) months or the holding period required under Rule 144, subject, however, to waiver by the Company’s Board of Directors, so long as the holding period of Rule 144 has been previously satisfied, along with other conditions to which any resale of such shares are subject under Rule 144.  The new members of the Company’s Board of Directors have not expressed any present intention of waiving this Lock-Up Period, having negotiated its inclusion in the Merger Agreement, but that could change in the future.  An additional 5,262,478 shares were issued in conjunction with the merger.  Subsequent to the merger, 545,455 shares were issued on April 27, 2010, for proceeds of $600,000. On May 11, 2010, 131,818 shares were issued for proceeds of $145,000.

The Merger resulted in a change of the Company, and the persons who were directors, executive officers and principal shareholders of Connected Lyfe were designated, in seriatim, as directors and executive officers of the Company, with the pre-Merger directors and executive officers resigning, one after the other.  Robert A. Bryson was designated a director and the President; Garrett R. Daw was designated as a director and the Secretary; and Gregory M. Smith was designated as a director and the Vice President.  These persons collectively own 45,000,000 shares of the post-Merger outstanding voting securities of the Company, comprised of common stock, or approximately 74.4% of these voting securities.

For accounting purposes, Connected Lyfe is treated as the continuing reporting entity that acquired Hangman Productions under Accounting Standards Codification 805-40, Reverse Acquisitions, due to the following factors: (i) Connected Lyfe’s shareholders received the larger share of the voting rights in the Merger; (ii) Connected Lyfe received the majority of the members of the Board of Directors; and (ii) Connected Lyfe’s senior management prior to the Merger dominate the Company’s senior management post-Merger.

On May 14, 2010, the Company, through its wholly-owned subsidiary, Connected Lyfe, entered into a Purchase Agreement with Ygnition Networks, Inc.  Under the terms of the agreement, Connected Lyfe would acquire for specified properties, (i) property rights of entry, (ii) network infrastructure, (iii) subscribers, (iv) certain regional assets, and (v) license to Ygnition back office system for use on acquired subscribers and future subscribers of the subsidiary of the Company in exchange for $500,000 in cash, which was received by Ygnition on execution of the agreement, and 240,000 shares of the Company’s common stock.

Hangman Productions, Inc.

[A Development Stage Company]

Financial Statements and Report of

Independent Registered Public Accounting Firm

December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Hangman Productions, Inc.

We have audited the accompanying balance sheets of Hangman Productions, Inc. [a development stage company] as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2009 and 2008 and for the period from inception [August 11, 1999] through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hangman Productions, Inc. (a development stage company) as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008 and for the period from inception [August 11, 1999] through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has accumulated losses, minimal assets, negative working capital, and is still developing its planned principal operations.  These factors raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MANTYLA MCREYNOLDS LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

January 26, 2010

Hangman Productions, Inc.

[A Development Stage Company]

BALANCE SHEETS

December 31, 2009 and 2008

	12/31/2009	12/31/2008
ASSETS
Assets
Current Assets
Cash	$15,737	$9,380
Total Current Assets	15,737	9,380
Total Assets	$15,737	$9,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts Payable	$11,878	$14,447
Franchise Taxes Payable	100	100
Accrued Interest - Related Party	-	981
Unearned Revenue	25,629	-
Accrued Director Compensation	2,500	2,379
Total Current Liabilities	40,107	17,907
Long Term Liabilities
Note payable - Shareholders	51,149	40,427
Total Long Term Liabilities	51,149	40,427
Total Liabilities	$91,256	$58,334

Non-controlling Interest	-	-

Stockholders’ Deficit
Common Stock, $.01 par value; 50,000,000 shares authorized; 2,980,000 shares issued and outstanding	29,800	29,800
Paid-in Capital	89,297	88,097
Deficit Accumulated during the development stage	(194,616)	(166,851)
Total Stockholders’ Deficit	(75,519)	(48,954)
Total Liabilities and Stockholders’ Deficit	$15,737	$9,380

See accompanying notes to financial statements

Hangman Productions, Inc.

[A Development Stage Company]

STATEMENTS OF OPERATIONS

For the years ended December 31, 2009 and 2008 and for the

period from Inception [August 11, 1999] through December 31, 2009

	2009	2008	Since Inception through 2009
Revenues	$-	$3,694	$20,203
Cost of Sales	-	3,250	9,000
Gross Margin	-	444	11,203

General and Administrative Expenses	22,844	30,687	159,182
Operating Loss	(22,844)	(30,243)	(147,979)

Interest Income	-	10	43
Interest Expense	(4,821)	(4,523)	(13,290)
Net Loss Before Income Taxes	(27,665)	(34,756)	(161,226)
Provision for Income Taxes	100	122	980
Net Loss from Continuing Operations	(27,765)	(34,878)	(162,206)

Discontinued Operations:
Gain/(Loss) from discontinued operations, net of tax	-	(11,162)	(32,410)
Loss from Discontinued Operations	-	(11,162)	(32,410)
Net Income/(Loss)	(27,765)	(46,040)	(194,616)

Income/(Loss) Per Share from Continuing Operations	$(0.01)	$(0.01)	$(0.11)

Income/(Loss) Per Share from Discontinued Operations	$-	$(0.01)	$(0.02)

Income/(Loss) Per Share	$(0.01)	$(0.02)	$(0.13)

Weighted Average Shares Outstanding	2,980,000	2,980,000	1,467,390

See accompanying notes to financial statements

Hangman Productions, Inc.

[A Development Stage Company]

STATEMENTS OF STOCKHOLDERS’ EQUITY/DEFICIT

For the period from Inception [August 11, 1999]

through December 31, 2009

	Common Shares	Additional Common Stock	Paid-in Capital		Net Accumulated Deficit	Stockholders Equity/Deficit
Balance, August 11, 1999 (Inception)	-	$-	$-	$		$-
Issued stock to Officer for cash, September 16, 1999, at $0.005/shares	800,000	8,000	(4,000)		-	4,000
Issued stock to shareholders for cash, December 11, 1999, at $0.025/share	75,000	750	1,125		-	1,875
Issued stock to shareholders for cash, December 20, 1999, at $0.025/share	28,000	280	420		-	700
Issued stock to shareholders for cash, December 27, 1999,at $0.025/share	537,000	5,370	8,055		-	13,425
Net loss for the year ended December 31, 1999	-	-	-		(411)	(411)
Balance, December 31, 1999	1,440,000	14,400	5,600		(411)	19,589
Net loss for the year ended December 31, 2000	-	-	-		(4,478)	(4,478)
Balance, December 31, 2000	1,440,000	14,400	5,600		(4,889)	15,111
Net loss for the year ended December 31, 2001	-	-	-		(557)	(557)
Balance, December 31, 2001	1,440,000	14,400	5,600		(5,446)	14,554
Net loss for the year ended December 31, 2002	-	-	-		(2,139)	(2,139)
Balance, December 31, 2002	1,440,000	14,400	5,600		(7,585)	12,415
Net loss for the year ended December 31, 2003	-	-	-		(1,757)	(1,757)
Balance, December 31, 2003	1,440,000	14,400	5,600		(9,342)	10,658
Issued stock to investors for cash, January 4, 2004 at $0.025/share	40,000	400	600		-	1,000
Net loss for the year ended December 31, 2004	-	-	-		(22,147)	(22,147)
Balance, December 31, 2004	1,480,000	14,800	6,200		(31,489)	(10,489)
Net loss for the year ended December 31, 2005	-	-	-		(28,508)	(28,508)
Balance, December 31, 2005	1,480,000	14,800	6,200		(59,997)	(38,997)
Issued stock for forgiveness of debt, March 31, 2006	1,500,000	15,000	22,500		-	37,500
Contributed shared expenses from shareholder	-	-	600		-	600
Net loss for the year ended December 31, 2006	-	-	-		(19,915)	(19,951)
Balance, December 31, 2006	2,980,000	29,800	29,300		(79,912)	(20,812)
Contributed shared expenses from shareholder	-	-	1,200		-	1,200
Net loss for the year ended December 31, 2007	-	-	-		(40,899)	(40,899)
Balance, December 31, 2007	2,980,000	29,800	30,500		(120,811)	(60,511)
Sale of Subsidiary	-	-	56,997		-	56,997
Contributed shared expenses from Shareholder	-	-	600		-	600
Net loss for the year ended December 31, 2008	-	-	-		(46,040)	(46,040)
Balance, December 31, 2008	2,980,000	29,800	88,097		(166,851)	(48,954)
Contributed shared expenses from shareholder	-	-	1,200		-	1,200
Net loss for the year ended December 31, 2009	-	-	-		(27,065)	(27,765)
Balance, December 31, 2009	2,980,000	29,800	$89,297		$(194,616)	$(75,519)

See accompanying notes to financial statements

Hangman Productions, Inc.

[A Development Stage Company]

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008 and for the

period from Inception [August 11, 1999] through December 31, 2009

	2009	2008	Since Inception through 2009
Cash Flows from Operating Activities
Net Income/(Loss)	$(27,765)	$(46,040)	$(194,616)
Gain/(Loss) from Discontinued Operations	-	11,162	32,410
Loss from Continuing Operations	(27,065)	(34,878)	(162,206)
Adjustments to reconcile net loss to net cash from Operating Activities:
Non-cash contributed by shareholder	1,200	600	3,600
(Increase)/Decrease in prepaid expenses	-	684	-
Increase/(Decrease) in accounts payable	(2,569)	7,415	11,878
Increase/(Decrease) in income taxes payable	-	-	100
Increase/(Decrease) in salaries payable	121	115	40,000
Increase/(Decrease in Unearned Revenue	25,629	-	25,629
Increase/(Decrease) in accrued interest- related party	3,719	4,407	10,127
Net Cash from Continuing Operations	335	(21,657)	(70,872)
Net Cash from Discontinued Operations	-	(26,224)	(120,213)
Net Cash From Operating Activities	335	(47,881)	(191,085)

Cash Flows from Investing Activities
Net Cash From Continuing Investing Activities	-	-	-
Net Cash From Discontinued Investing Activities	-	29,800	29,800
Net Cash from Investing Activities	-	29,800	29,800

Cash Flows from Financing Activities
Proceeds from Loans from Shareholders	11,222	-	60,222
Repayment on Loans from Shareholders	(5,200)	(10,000)	(19,200)
Issued Stock for Cash	-	-	21,000
Net Cash from Continuing Financing Activities	6,022	(10,000)	62,022
Net Cash from Discontinued Financing Activities	-	25,000	115,000
Net Cash from Financing Activities	6,022	15,000	177,022
Net Increase/(Decrease) in Cash	6,357	(3,081)	15,737
Beginning Cash Balance	9,380	12,461	-
Ending Cash Balance	$15,737	$9,380	$15,737

Supplemental Schedule of Cash Flow Activities
Cash paid for
Interest	$-	$-	$-
Income taxes	$100	$-	$880
Stock issued for accrued liabilities	$-	$-	$37,500
Gain from disposal of subsidiary booked to APIC	$-	$56,997	$56,997

See accompanying notes to financial statements

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

Hangman Productions, Inc. (Company) was incorporated under the laws of the State of Utah in August, 1999 as BBC2, Inc. The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act. In November of 1999, the Company changed its name to Hangman Productions, Inc., in anticipation of seeking production opportunities in the film industry. The Company is considered to be in the development stage.

The financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles.  The following summarizes the more significant of such policies:

(b) Income Taxes

The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes. The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.  A valuation allowance is provided if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 at the beginning of fiscal year 2008 with no material impact on its financial statements.

(c) Net Loss Per Common Share

In accordance with SFAS No. 128, “Earnings per Share,” loss per common share is based on the weighted-average number of common shares outstanding. Diluted loss per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  There are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.  All per share calculations reflect the effect of the stock dividend. See Note 4.

(d) Statement of Cash Flows

For purposes of the statements of cash flows, the Company considers cash on deposit in the bank to be cash.  The Company had $15,737 cash at December 31, 2009.

(e) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

 (f) Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 104, “Revenue Recognition.” SAB 104 clarifies application of U.S. generally accepted accounting principles to revenue transactions.  Revenue is recognized as earned once a contest is complete and a winner has been determined. Uncollected, earned revenue is recorded in accounts receivable.  Billed amounts deemed to be uncollectible are charged to bad debt expense.  Revenue collected in advance is recorded as a liability until the earnings process is complete.

(g) Advertising

Advertising Costs are expensed as incurred.  The total advertising expense for the year ended December 31, 2009 and 2008 was $5,681 and $1,470, respectively.

(h) Impact of New Accounting Standards

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 105-10, Generally Accepted Accounting Principles - Overall ("ASC 105-10"), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC  accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates ("ASUs").  The FASB will not consider ASUs as authoritative in their own right.  ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification.  References made to FASB guidance throughout this document have been updated for the Codification.

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 for Revenue Recognition – Multiple Deliverable Revenue Arrangements (Subtopic 605-25) “Subtopic”. This accounting standard update establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue – generating activities. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. Specifically, this Subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The amendments in this guidance will affect the accounting and reporting for all vendors that enter into multiple-deliverable arrangements with their customers when those arrangements are within the scope of this Subtopic.  This Statement is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity will apply the amendments under this Subtopic retrospectively from the beginning of the entity’s fiscal year.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Currently, Management believes this Statement will have no impact on the financial statements of the Company once adopted.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its condensed consolidated financial statements. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future consolidated financial statements.

NOTE 2 LIQUIDITY/GOING CONCERN

The Company has accumulated losses from inception through December 31, 2009 of ($194,616), has minimal assets, and has negative working capital.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. These factors may have potential adverse effects on the Company including the ceasing of operations. Management plans include developing film production opportunities or finding a well capitalized merger candidate to commence operations.  If management is unsuccessful in these efforts, discontinuance of operations is possible.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 INCOME TAXES

Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  The provision for income tax represents the minimum franchise tax due to the State of Utah for the current year. Loss carry forward amounts expire at various times through 2029. Deferred tax assets recognized for net operating loss carry forwards total $0, net of a valuation allowance of $27,124, as detailed below.

	Balance	Tax	Rate
Deferred Tax Asset
Federal loss carryforward (expires through 2029)	$135,870	$20,380	15%
State loss carryforward (expires through 2019)	$134,870	$6,744	5%
Gross deferred tax asset		$27,124
Valuation Allowance		$(27,124)
Net deferred tax asset		-

The allowance has increased $5,308 from the $21,816 allowance balance as of December 31, 2008. The income/franchise tax payable at December 31, 2009 of $100 is the minimum tax due to the State of Utah for 2009.

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 3 INCOME TAXES (Continued)

A reconciliation between income taxes at statutory tax rates (20%) and the actual income tax provision for continuing operations as of December 31, 2009 follows:

Expected provision (based on statutory rate)       $

  (5,533)

Effect of:

Franchise tax deduction                                                             (15)

Increase / (decrease) in valuation allowance

   5,308

Non-deductible permanent differences                                  240

State Minimum tax                                                                     100

Total actual provision                                              $               100

                                                                                     ==========

    Net operating loss carryforwards expire in various years through 2027 as follows.

Year	Amount	Expiration
2009	$26,565	2029
2008	$10,258	2028
2007	$19,651	2027
2006	$19,914	2026
2005	$28,388	2025
2004	$21,897	2024
2003	$1,757	2023
2002	$2,139	2022
2001	$557	2021
2000	$4,744	2020
	$135,870

Uncertain Tax Positions

We have not made any adjustments to deferred tax assets or liabilities.  We did not identify any material uncertain tax positions of the Company on returns that have been filed or that will be filed.  The Company has not had operations and is carrying a large Net Operating Loss as disclosed above.  Since it is not thought that this Net Operating Loss will ever produce a tax benefit, even if examined by taxing authorities and disallowed entirely, there would be no effect on the financial statements.

A reconciliation of our unrecognized tax benefits for 2009 is presented in the table below:

Balance as of January 1, 2009

Additions based on tax positions related to the current year      $     -

Additions based on tax positions related to prior year                        -

Reductions for tax positions of prior years                                            -

Reductions due to expiration of statute of limitations                          -

Settlements with taxing authorities                                                          -

Balance as of December 31, 2009                                                      $     -

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 3  INCOME TAXES (Continued)

The Company has filed income tax returns in the US. All years prior to 2004 are closed by expiration of the statute of limitations.  The tax year ended December 31, 2005, will close by expiration of the statute of limitations in September 2010.  The years ended December 31, 2007, 2008, and 2009 are open for examination.

NOTE 4  EQUITY

On December 21, 2009, the Company effected a forward split of its outstanding common stock on a basis of two for one in the form of a stock dividend, while retaining the current par value of $0.01.  The Company retroactively applied the effects of the forward split to all periods presented.

In August of 1999, the Company authorized and subsequently issued 800,000 shares of common stock to four individuals pursuant to a Pre-organization Subscription Agreement.  The shares were issued for cash at $0.005 per share for a total of $4,000.

In September of 1999, the Company offered 640,000 shares of “unregistered” and “restricted” shares of common stock to “accredited” or “sophisticated” investors at $0.025 per share.  These shares were issued for cash in December of 1999.

In January of 2004, the Company offered 40,000 shares of “unregistered” and “restricted” shares of common stock to “accredited” or “sophisticated” investors at $0.025 per share.  These shares were issued for cash in February of 2004.

In March of 2006, the Company issued 1,500,000 shares of unregistered, restricted common stock to officers of the Company in exchange for forgiveness of $37,500 in accrued salaries owed to them.  The shares were valued at $.025 per share based on the company’s most recent trading activity in January of 2004.

NOTE 5  OFFICER COMPENSATION EXPENSES / RELATED PARTY TRANSACTIONS

On April 1, 2006, the Company’s Board of Directors resolved to suspend officer and director salaries until the Company generates positive operating cash flows.  Should operations produce positive cash flow, compensation will resume with one officer receiving $1,000 per month, another receiving $500 per month, and the third receiving $100 per month.

As of December 31, 2009, James Doolin, the Company’s President and director, had loaned the Company a total of $25,116 on an unsecured debenture.  The Note accrues interest at 10% per annum and matures on December 31, 2012.  As of December 31, 2009, the outstanding note payable to the shareholder was $32,803, which includes $7,687 in accrued interest.  For the fiscal year ended December 31, 2009 the Company accrued interest of $3,347 on the note.

As of December 31, 2009 a shareholder had loaned the Company a total of $14,522 on an unsecured debenture. The Note accrues interest at 10% per annum and matures on December 31, 2012.  As of December 31, 2009, the outstanding note payable to the shareholder was $18,346, which includes $3,824 in accrued interest.  For the fiscal year ended December 31, 2009 the Company accrued interest of $1,353 on the note.

As of December 31, 2009, approximately 68% of the Company’s issued and outstanding common stock were controlled by one family giving them effective power to control the vote on substantially all significant matters without the approval of other stockholders.

During the year ended December 31, 2009 the Company’s officer provided office space, telephone service, and computer usage to the Company. Management has estimated a percentage of usage of the resources to calculate and record the expenses and believes this estimate to be reasonable.  Any difference between this estimate and the cost of resources if procured on a stand alone basis is considered immaterial. The amount allocated and expensed for the year ended December 31, 2009 equates to $1,200, of which all was contributed by a shareholder.

During the year ended December 31, 2009 legal services were provided by a shareholder.  The total expense incurred for these services was $698 for the year.

Hangman Productions, Inc.

[A Development Stage Company]

Notes to the Financial Statements

December 31, 2009

NOTE 6  CONCENTRATIONS

The Company depends significantly on funding from a single shareholder to meet it obligations and maintain filing status.  If funds from this shareholder were no longer available, the Company may experience significant adverse affects including the need to cease operations.

The company derives revenues from a single service.  If this service were to become unmarketable for any reason, the Company may experience significant adverse affects.

NOTE 7  DISCONTINUED OPERATIONS

On June 1, 2008, Hangman sold its entire interest in 4th Grade, 745,000 common shares of stock, at $0.04 per share for an aggregate price of $29,800, to Michael Doolin, the father of James Doolin, the President and a director of the Company. Hangman’s total investment in the shares of common stock of 4th Grade was approximately $5,200.  Due to the related party nature of the transaction, no gain was recognized and additional paid in capital was increased by $56,997. The results of operations of 4th Grade have been retroactively restated as discontinued operations.

NOTE 8

   SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 26, 2010, the date the financial statements were issued, and has concluded that no recognized subsequent events have occurred since the year ended December 31, 2009.  The Company does note the following non-recognized transactions occurred subsequent to the year end:

On January 18, 2010, the Board of Directors unanimously adopted a resolution to amend and restate the articles of incorporation.  This resolution is to be presented to a special meeting of the stockholders on February 11, 2010, for vote.  The resolution calls for an amendment to the articles of incorporation to increase our authorized shares from 50,000,000 with a par value of one cent ($0.01) per share to 210,000,000 shares. The shares are to be divided into 200,000,000 shares of common stock with a par value of one mill ($0.001) per share; and 10,000,000 shares of preferred stock with a par value of one mill ($0.001) per share.  The preferred shares are a new class of stock authorized by the amendment and have such rights and preferences as the Board of Directors shall determine in accordance with the Utah Revised Business Corporation Act.

Acclivity Media, LLC

(a development stage company)

Financial Statements

As of December 31, 2009 and for the Period from Inception (September 14, 2009)To

 December 31, 2009

Contents

Report of Independent Registered Public Accounting Firm

1

Audited Financial Statements

Balance Sheet

2

Statement of Operations

3

Statement of Members’ Equity

~~4~~

Statement of Cash Flows

5

Notes to Financial Statements

6

Report of Independent Registered Public Accounting Firm

Members

Acclivity Media, LLC (a development stage company)

Salt Lake City, Utah

We have audited the accompanying balance sheet of Acclivity Media LLC, a development stage company, as of December 31, 2009 and the related statements of operations, members’ equity, and cash flows for the period of inception September 14, 2009 through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acclivity Media,  LLC, a development stage company, as of December 31, 2009 and the results of its operations and cash flows for the period from inception through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenues, has incurred a loss from operations and negative operating cash flows during the period from inception through December 31, 2009. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/S/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

April 2, 2010

Salt Lake City, Utah

Acclivity Media LLC

(a development stage company)

 Balance Sheet

December 31,
Assets	2009
Current assets:
Cash and cash equivalents	$266,757
Prepaid expenses	276,069
Total current assets	542,826

Property and equipment, net	97,870

Other assets:
Intangible assets, net	17,281
Other assets	7,309
Total other assets	24,590

Total assets	$665,286

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$ 29,147
Accrued liabilities	72,106
Total current liabilities	101,253

Other long-term liabilities	240
Total liabilities	101,493

Commitments and contingencies (notes 4, 6 and 7)

Members’ equity:
Members’ contributions	1,305,000
Deficit accumulated during the development stage	(741,207)
Total members’ equity	563,793
Total liabilities and members’ equity	$665,286

See accompanying notes to financial statements.

Acclivity Media LLC

 (a development stage company)

 Statement of Operations

Period from Inception (September 14, 2009) to
December 31,
2009

Revenues	$ -

Operating expenses:
Research and development	80,580
General and administrative	526,988
Sales and marketing	129,757
Depreciation and amortization	3,882
Total operating expenses	741,207

Net loss	$ (741,207)

See accompanying notes to financial statements.

Acclivity Media LLC

 (a development stage company)

 Statement of Members’ Equity

For the period from Inception (September 14, 2009) to December 31, 2009

	Members’ Contributions	Deficit Accumulated During the Development Stage	Total Members’ Equity
Members’ contributions	$1,305,000	-	$ 1,305,000
Net loss	-	(741,207)	(741,207)
Balance at December 31, 2009	$1,305,000	$(741,207)	$ 563,793

See accompanying notes to financial statements.

Acclivity Media LLC

(a development stage company)

 Statements of Cash Flows

Period from Inception (September 14, 2009) to
December 31,
2009
Cash flows from operating activities:
Net loss	$(741,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,882
Services provided in exchange for member’s equity	155,000
Changes in assets and liabilities:
Prepaid expenses	(276,069)
Other assets	(7,309)
Accounts payable	29,147
Accrued liabilities	72,106
Other long-term liabilities	240
Net cash used in operating activities	(764,210)
Cash flows from investing activities:
Purchases of property and equipment	(101,264)
Payments for other intangible assets	(17,769)
Net cash used in investing activities	(119,033)

Cash flows from financing activities:
Members’ contributions	1,150,000
Net cash provided by financing activities	1,150,000

Net decrease in cash and cash equivalents	266,757

Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$ 266,757

Supplemental Disclosures:
Cash paid for taxes	$ -
Cash paid for interest	$ -

See accompanying notes to financial statements.

Acclivity Media LLC

(a development stage company)

Notes to Financial Statements

1.  The Company and Significant Accounting Policies

The financial statements include the accounts of Acclivity Media, LLC (the Company), established on September 14, 2009 under the laws of the State of Utah.  The Company was originally established as a limited liability company under the name of Acclivity Media, LLC.   Effective January 1, 2010, the Company changed its name to Connected Lyfe and was incorporated under the laws of the State of Utah.

The Company’s business is to develop, deploy, and operate next generation media and communications network based services in single-family, multi-family, high-rise, resort and hospitality properties.

The Company is in the development stage and its primary activities to date have included conducting research and development, developing markets for its products, securing strategic alliances, recruiting personnel and obtaining financing.

Summary of Significant Accounting Policies

Use of Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Generally, matters subject to estimation and judgment include amounts related to asset impairments, useful lives of fixed assets and capitalization of costs for software developed for internal use.  Actual results may differ from estimates provided.

Cash

Cash consists of deposits with a national bank.  The total cash held by the Company at December 31, 2009, includes approximately $55,000 in amounts that are not covered by insurance provided by the FDIC.

Fair Value

All cash and cash equivalents, accounts payable, and accrued liabilities are carried at approximate fair value.

Property and Equipment

Property and equipment are recorded at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and fixtures	5 years
Computer equipment and software	3 years
Leasehold improvements	3-5 years

Maintenance and repairs that do not extend the life of or improve the asset are expensed in the year incurred. Leasehold improvements are depreciated over the estimated useful life (usually 3-5 years) or the life of the associated lease, whichever is less.

Acclivity Media LLC

(a development stage company)

Notes to Financial Statements

1. The Company and Significant Accounting Policies (continued)

Intangible Assets

The Company capitalizes direct development costs associated with internal-use software, which consist primarily of payroll costs for employees devoting time to these software projects. These costs are included within other intangible assets and amortized on a straight-line basis over a period not to exceed five years, beginning when the asset is substantially ready for use. We expense maintenance and training costs, as well as costs incurred during the preliminary stage of a project, as they are incurred.

The Company capitalizes costs to obtain and register internet domains and amortizes the cost on a straight-line basis over the expected life of the domain.

Income Taxes

For income tax purposes, the Company is treated as a partnership.  All income is taxed to the members of the Limited Liability Company.  No tax liability, either current or deferred, is shown in the financial statements.

Research and Development Costs

Research and development costs are expensed in the period they are incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or develop the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. No such adjustments were required for the fiscal year ended December 31, 2009.

Recent Accounting Pronouncements

In May 2009, the FASB issued Statement of Financial Accounting Standard (“SFAS”) 165 (ASC 855-10) entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with generally accepted accounting principles (“GAAP”). ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The Company adopted ASC 855-10 during the fiscal year ended December 31, 2009 (Note 7).

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (ASC 105-10)”. ASC 105-10 establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. ASC 105-10 was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 and interim periods within those fiscal years. The adoption of ASC 105-10 on July 1, 2009 did not change GAAP, however, it did change the way GAAP is organized and presented. As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

Acclivity Media LLC

(a development stage company)

Notes to Financial Statements

1. The Company and Significant Accounting Policies (continued)

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 for Revenue Recognition – Multiple Deliverable Revenue Arrangements (Subtopic 605-25) “Subtopic”. This accounting standard update establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple-revenue generating activities. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. Specifically, this Subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The amendments in this guidance will affect the accounting and reporting for all vendors that enter into multiple-deliverable arrangements with their customers when those arrangements are within the scope of this Subtopic.  This Statement is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity will apply the amendments under this Subtopic retrospectively from the beginning of the entity’s fiscal year.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Management believes this Statement will have a material impact on the financial statements in the event that it enters into multiple element arrangements that meet the requirements of Subtopic 605-25.

2. Liquidity and Going Concern

The Company is a development stage enterprise, has no revenues and has sustained a loss from operations since inception of $741,207, and has had negative cash flows from operating activities during the period from inception through December 31, 2009. Subsequent to year end, the company received proceeds of $950,000 from the sale of common stock (Note 7).  We have sufficient cash to meet all known obligations, but will need to raise additional funds through debt or equity offerings in order to meet planned expenditures for the next twelve months.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

3. Composition of Certain Financial Statement Captions

Accrued liabilities consisted of the following at December 31:

2009
Accrued payroll	$15,000
Accrued vacation	19,000
Accrued payroll taxes	38,106
Total accrued liabilities	$72,106

Property and equipment is stated at cost less accumulated depreciation and consisted of the following at December 31, 2009:

2009
Computer equipment and software	$ 49,317
Furniture and fixtures	51,947
101,264
Less: accumulated depreciation	(3,394)
Net property and equipment	$ 97,870

Depreciation expense was $3,394 for the period ended December 31, 2009.

Intangible assets consisted of the following at December 31, 2009:

2009
Internal use software	$11,900
Other intangible assets	5,869
17,769
Less: accumulated amortization	(488)
Net Intangible Assets	$17,281

Amortization expense was $488 for the period from inception (September 14, 2009) to December 31, 2009.

Estimated amortization expense of intangible assets for each of the next five years is as follows:

For the year ended:
December 31, 2010	$7,761
December 31, 2011	2,380
December 31, 2012	2,380
December 31, 2013	2,380
December 31, 2014	2,380

Acclivity Media LLC

(a development stage company)

Notes to Financial Statements

4. Operating Lease

The Company leases office space under an operating lease that expires in October 2012. Rental expense under this operating lease, which is recognized on a straight line basis based on total expected lease payments over the life of the lease, was approximately $10,000 for the period from inception (September 14, 2009) to December 31, 2009.  The property owner is a relative of one of the officers of the Company.

Future minimum rental payments required under this non-cancelable operating lease consists of the following at December 31, 2009:

2010	$ 48,106
2011	49,542
2012	42,310
$139,958

5. Members’ Interest

In connection with the initial capitalization of the Company, each of the three founders received a 33 1/3 membership interest in the Company.

During 2009, the Company received proceeds of $1,150,000 in exchange for a combined members’ interest of 10.02%.

During 2009, consulting services valued at $155,000 were received in exchange for a members’ interest of 1.33%.  The fair market value for the services was determined based on market rates for similar services.

As of December 31, 2009, the members’ interest consisted of the following

Founders	88.65%
Investors	10.02%
Membership interest received in exchange for services	1.33%
100.0%

In 2009, the Company entered into a consulting agreement with Smith Consulting Services, Inc. (“SCS”) to provide business advisory services which including identifying opportunities to merge with a public company.  Approximately $400,000 of the cash proceeds were paid to SCS in exchange for these services.  In the event that a successful merger with a public company is completed, SCS will receive common shares equal to 9 ½ percent of the then issued and outstanding shares of the Company.

6. Employment Agreements

The Company has employment agreements with certain of its executive officers providing for severance payments in the event of termination of their employment without cause.  If all of these employees were terminated the Company would be required to make payments totaling approximately $3.25 million.

Acclivity Media LLC

(a development stage company)

Notes to Financial Statements

7. Subsequent Events

The Company has evaluated subsequent events through April 2, 2010, the date the financial statements were issued, and has concluded that no recognized subsequent events have occurred since the year ended December 31, 2009.  The Company does note the following non-recognized transactions which occurred subsequent to year end:

Effective January 1, 2010, the Company changed its name to Connected Lyfe, Inc. and incorporated under the laws of the state of Utah.  In addition, the Company amended its articles of incorporation authorizing the issuance of 100,000,000 shares of $0.001 par value common stock.  The membership interest was exchanged for and converted into an aggregate of 50,760,000 shares of newly formed common stock.

Effective January 1, 2010, the Board of Directors adopted the Connected Lyfe, Inc. Stock Plan which provides for the granting of stock awards and stock options.  Upon adoption, an aggregate of 15,000,000 shares were authorized for issuance under the plan to both employees and non-employees.  Subsequent to year end, a total of 10,578,000 stock options were granted to employees and consultants of the Company for an exercise price of $0.25 per share.

In the first quarter of 2010, the Company received proceeds of $950,000 in exchange for 1,439,394 shares of common stock.

In February 2010, the Company signed a letter of intent to enter into a services and asset acquisition agreement with a network operator.  The agreement provides for two equal payment of $175,000 on March 1, 2010 and May 1, 2010.  In addition, once the agreement is finalized, the Company would assume annual operating costs of the network estimated at $137,000.

As of April 2, 2010, the Company is in discussions concerning a potential merger with a publicly traded company.  No agreements have been executed and the Company continues to discuss potential terms.

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Condensed Financial Statements

(Unaudited)

March 31, 2010

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

 [A Development Stage Company]

Condensed Balance Sheets

As of March 31, 2010

And December 31, 2009

	3/31/2010	12/31/2009
	[Unaudited]	[Audited]
Assets
Current assets:
Cash and cash equivalents	$320,572	$266,757
Prepaid expenses	187,361	276,069
Total current assets	507,933	542,826

Property and equipment, net	157,736	97,870
Intangible assets, net	63,340	17,281
Other assets	193,163	7,309
Total assets	$922,172	$665,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$86,163	$29,147
Accrued liabilities	53,133	72,106
Total current liabilities	139,296	101,253

Other long-term liabilities	601	240
Total liabilities	139,897	101,493

Commitments and contingencies

Shareholder's equity:
Common Stock, $0.001 par value; 100,000,000 shares authorized; 52,199,394 shares issued and outstanding	52,199
Paid in Capital/Member contributions	2,274,900	1,305,000
Deficit accumulated during the development stage	(1,544,824)	(741,207)
Total Shareholders’ equity	782,276	563,793
Total liabilities and Shareholders’ equity	$922,172	$665,286

See accompanying notes to condensed financial statements

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Condensed Statements of Operations

For the three month period ended March 31, 2010  and for the period from inception (September 14, 2009) through March 31, 2010

(Unaudited)

	For the Three Months Ended 3/31/2010	Period from Inception (September 14, 2009) to 3/31/2010

Revenues	$ -	$ -

Operating expenses:
Research and development	215,280	295,860
General and administrative	459,612	986,600
Sales and marketing	118,291	248,048
Depreciation and amortization	10,434	14,316
Total Operating expenses	803,617	1,544,824
Net Income (Loss)	$ (803,617)	$ (1,544,824)

Income/(Loss) Per Share	$ (0.02)	$ (0.03)

Weighted Average Shares outstanding	51,168,249	50,945,568

See accompanying notes to condensed financial statements

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Condensed Consolidated Statements of Cash Flows

For the three month period ended March 31, 2010  and for the period from inception (September 14, 2009) through March 31, 2010

(Unaudited)

	For the Three Months Ended 3/31/2010	Period from Inception (September 14, 2009) to 3/31/2010
Cash flows from operating activities:
Net loss	$(803,617)	$(1,544,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,434	14,316
Services provided in exchange for Shareholder's equity	-	155,000
Share - Based Compensation Expense	72,099	72,099
Changes in assets and liabilities:		-
Prepaid expenses	88,708	(187,361)
Other assets	(185,854)	(193,163)
Accounts payable	57,016	86,163
Accrued liabilities	(18,973)	53,133
Other long-term liabilities - Deferred Rent	361	601
Net cash used in operating activities	(779,826)	(1,544,036)
		-
Cash flows from investing activities:		-
Purchases of property and equipment	(68,720)	(169,984)
Payments for other intangible assets	(47,639)	(65,408)
Net cash used in investing activities	(116,359)	(235,392)
		-
Cash flows from financing activities:		-
Proceeds from Issuance of Common Stock	950,000	2,100,000
Net cash provided by financing activities	950,000	2,100,000
		-
Net Increase/(decrease) in cash and cash equivalents	53,815	320,572
		-
Cash and cash equivalents at beginning of period	266,757	-
Cash and cash equivalents at end of period	$320,572	$320,572

Cash Paid for
Interest	$ -	$ -
Income Taxes	-	-

See accompanying notes to condensed financial statements

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

1.  ORGANIZATION AND NATURE OF BUSINESS

The financial statements include the accounts of Connected Lyfe, Inc. (the Company), incorporated under the laws of the State of Utah on January 1, 2010.  The Company was originally established as a limited liability company under the name of Acclivity Media, LLC on September 14, 2009.   Effective January 1, 2010, the Company changed its name to Connected Lyfe and was incorporated under the laws of the State of Utah.

The Company’s business is to develop, deploy, and operate next generation media and communications network based services in single-family, multi-family, high-rise, resort and hospitality properties.

The Company is in the development stage and its primary activities to date have included conducting research and development, developing markets for its products, securing strategic alliances, recruiting personnel and obtaining financing.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.   Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.  These interim financial statements include all adjustments consisting of normal recurring entries, which in the opinion of management, are necessary to present a fair statement of the results for the period.  It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and notes thereto included in this filing for the year ended December 31, 2009. The results of operations for the period ended March 31, 2010, are not necessarily indicative of the operating results for the full year.

Income Taxes

At March 31, 2010, management had recorded a full valuation allowance against the net deferred tax assets related to temporary differences and operating losses in the current period because there is significant uncertainty as to the realizability of the deferred tax assets. Based on a number of factors, the currently available, objective evidence indicates that it is more-likely-than-not that the net deferred tax assets will not be realized.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55.  This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

Recently Enacted Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 for Revenue Recognition – Multiple Deliverable Revenue Arrangements (Subtopic 605-25) “Subtopic”. This accounting standard update establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue – generating activities. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. Specifically, this Subtopic addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting.  The amendments in this guidance will affect the accounting and reporting for all vendors that enter into multiple-deliverable arrangements with their customers when those arrangements are within the scope of this Subtopic.  This Statement is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity will apply the amendments under this Subtopic retrospectively from the beginning of the entity’s fiscal year.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Currently, Management believes this Statement will have no impact on the financial statements of the Company once adopted.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

3.  Going Concern and Liquidity

The Company has accumulated losses from inception through March 31, 2010 of ($1,544,824), and has had negative cash flows from operating activities during the period from inception through March 31, 2010. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In April of 2010, the Company began operations by providing subscribers services over a partner network provider.  The Company anticipates increasing subscriptions throughout the year, which will require further financing for operating costs, capital expenditures and general expenses.  We anticipate that the funds received from subscribers throughout 2010 will not be sufficient to fund operations and would require additional debt or equity financing in order to meet planned expenditures over the next 12 months.

On April 12, 2010 Connected Lyfe completed a reverse merger with LYFE Communications, Inc (Note 9) that provided access to additional capital markets for financing.  Subsequent to period end, the Company received proceeds of $1,010,000 from the sale of common stock and $175,000 note payable to a related party (Note 9) to fund continuing operations.

If new sources of financing are insufficient or unavailable, we will modify our growth and operating plans to the extent of available funding, if any. Any decision to modify our business plans would harm our ability to pursue our growth plans. If we cease or stop operations, our shares could become valueless. Historically, we have funded operating, administrative and development costs through the sale of equity capital. If our plans and/or assumptions change or prove inaccurate, and we are unable to obtain further financing, or such financing and other capital resources, in addition to projected cash flow, if any, prove to be insufficient to fund operations, our continued viability could be at risk. To the extent that any such financing involves the sale of our equity, our current stockholders could be substantially diluted. There is no assurance that we will be successful in achieving any or all of these objectives in 2010.

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

4. Equity-Based Compensation

On January 1, 2010, the Company’s board of directors approved the 2010 Stock Plan (the “Plan”) which reserves up to 15,000,000 shares of the Company’s authorized common stock for issuance to officers, directors, employees and consultants under the terms of the Plan.  The Plan permits the board of directors to issue stock options and restricted stock.

The fair value of each option granted under the Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

Expected life	1.0 - 4.25 years
Expected stock price volatility	71.10 - 96.31%
Expected dividend yield	0.0%
Risk-free interest rate	0.34 – 1.94%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated using the simplified method for each option under ASC 718-10-S99-1 with the expected term was equal to the vesting period.  The company was unable to rely on historical exercise data due to the early stage of the company with no historical exercise data.  The simplified method was applied to all options for all periods presented. The expected volatility of the Company’s options was calculated using historical data of comparable companies in the company’s industry. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

The Company issued 10,520,000 options to key employees and consultants on January 14, 2010.  In February and March 2010, the Company issued 58,000 options to employees and consultants. A summary of the status of the Company’s outstanding stock options as of March 31, 2010 and changes during the period then ended is presented below:

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2010	-	$-
Granted	10,578,000	0.25
Expired/Cancelled	-	-
Exercised	-
Outstanding, March 31, 2010	10,578,000	0.25
Exercisable	-	$-

Range of Exercise Prices	Number outstanding at March 31, 2010	Weighted Average Remaining Contractual Life	Number Exercisable at March 31,2010
$0.25	10,520,000	3.06	-
0.75	58,000	3.91	-

	10,578,000		-

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

4. Equity-Based Compensation (continued)

Equity-based compensation expense totaled $72,099 for the three months ended March 31,2010. The total fair value of options vested was $ - for the period ended March 31, 2010.  As of March 31, 2010, the Company had $1,100,102 in unrecognized compensation costs related to non-vested stock options granted under the Plan.

	Nonvested Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2010	-	$-

Granted	10,578,000	0.10
Vested	-	-
Forfeited	-	-

Nonvested at March 31, 2010	10,578,000	$0.10

5. Composition of Certain Financial Statement Captions

In February 2010, the Company signed a letter of intent to enter into a services and asset acquisition agreement with a network operator.  The agreement provides for two equal payments of $175,000 on March 1, 2010 and May 1, 2010.  In addition, once the agreement is finalized, the Company would assume annual operating costs of the network estimated at $137,000.

6. Operating Leases

The Company leases office space under operating leases that expires in October 2012 and March 2013. Rental expense under these operating leases, which is recognized on a straight-line basis based on total expected lease payments over the life of the lease, was approximately $19,000 for the period from January 1, 2010 to March 31, 2010.  The Utah property owner is a relative of one of the officers of the Company.  On March 15, 2010 the Company entered into an operating lease in Ann Arbor Michigan.

The combined Utah and Michigan, future minimum rental payments required under these non-cancelable operating lease consists of the following at March 31, 2010:

2010	$92,509
2011	127,059
2012	122,920
2013	20,348
$362,836

7. Employment Agreements

The Company has employment agreements with certain of its executive officers providing for severance payments in the event of termination of their employment without cause.  If all of these employees were terminated the Company would be required to make payments totaling approximately $3.25 million.

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

8.  Equity

On January 1, 2010 Acclivity Media LLC was converted into a corporation under the laws of the state of Utah with 100,000,000 common shares authorized with a par value of one mill ($0.001).  The member interest was converted into 50,760,000 common shares on January 1, 2010 when the LLC was converted to a corporation under the laws of the state of Utah.  All members of the LLC had their member interest converted to common shares equal to their member interest.

In 2009, consulting services valued at $155,000 were received in exchange for a members’ interest of 1.33%.  The fair market value for the services was determined based on market rates for similar services.

In 2009, the Company entered into a consulting agreement with Smith Consulting Services, Inc. (“SCS”) to provide business advisory services which including identifying opportunities to merge with a public company.  Approximately $400,000 of the cash proceeds were paid to SCS in exchange for these services.  On the merger with LYFE Communications (Note 9), SCS received common shares equal to 9 ½ percent of the then issued and outstanding shares of the Company.

Subsequent to the conversion of member interests’ into common shares on January 1, 2010, the Company received proceeds of $950,000 in exchange for 1,439,394 common shares for the period ending March 31,2010.

As of March 31, 2010, the equity ownership consisted of the following

Founders	86.21%
Investors	12.50%
Equity interest received in exchange for services	1.29%
100.0%

9.  Subsequent Events

The Company has evaluated subsequent events and has concluded that no recognized subsequent events have occurred since the quarter ended March 31, 2010.  The Company does note the following non-recognized transactions that occurred subsequent to period end:

Pursuant to an Agreement and Plan of Merger dated April 12, 2010, by and among Hangman Acquisition, Inc., a newly formed wholly-owned subsidiary, a Utah Corporation, and the Company, a privately held Utah corporation whose business is providing media and communication service.  Under the terms of the Merger Agreement, Hangman Acquisition, Inc., was merged with and into the Company, as the surviving corporation under the Merger, became the wholly owned subsidiary of Hangman Acquisition, Inc. which survived the Merger and changed its name to LYFE Communications, Inc. as of May 13, 2010.  The Merger was closed and effective on April 12, 2010.

Connected Lyfe shareholders exchanged their shares of common stock of Connected Lyfe (an aggregate of 52,199,394 shares) for shares of the Company’s common stock that comprised “restricted securities” under SEC Rule 144, on a one for one basis. These shares are also subject to a lock-up period (the “Lock-Up Period”) of the greater of twelve (12) months or the holding period required under Rule 144, subject, however, to waiver by the Company’s Board of Directors, so long as the holding period of Rule 144 has been previously satisfied, along with other conditions to which any resale of such shares are subject under Rule 144.  The new members of the Company’s Board of Directors have not expressed any present intention of waiving this Lock-Up Period, having negotiated its inclusion in the Merger Agreement, but that could change in the future.  An additional 5,262,478 shares were issued in conjunction with the merger.

Connected Lyfe, Inc.

[fka Acclivity Media, LLC]

[A Development Stage Company]

Notes to Financial Statements

9.  Subsequent Events (continued)

Robert A. Bryson was designated a director and President; Garrett R. Daw was designated as a director and Secretary; and Gregory M. Smith was designated as a director and Vice President of LYFE Communications.  These persons collectively own 45,000,000 shares of the post-Merger outstanding voting securities, comprised of common stock, or approximately 74.4% of these voting securities.

For accounting purposes, Connected Lyfe is treated as the continuing reporting entity that acquired Hangman Productions under Accounting Standards Codification 805-40, Reverse Acquisitions, due to the following factors: (i) Connected Lyfe’s shareholders received the larger share of the voting rights in the Merger; (ii) Connected Lyfe received the majority of the members of the Board of Directors; and (ii) Connected Lyfe’s senior management prior to the Merger dominate the Company’s senior management post-Merger.

On April 27, 2010, 545,455 common shares were issued for proceeds of $600,000. On May 11, 2010, 131,818 shares were issued for proceeds of $145,000.  On May 26, 2010, 136,364 shares were issued for proceeds of $150,000.  On June 11, 2010, 104,545 shares were issued for proceeds of $115,000.

On May 28, 2010 the company entered into a $175,000 sixty day note payable with Robert Bryson, Chairman of the Board and CEO, a related party with an interest rate of 9% for $175,000 cash proceeds.

On May 14, 2010, the Company entered into a Purchase Agreement with Ygnition Networks, Inc. Under the terms of the agreement, Connected Lyfe would acquire for specified properties, (i) property rights of entry, (ii) network infrastructure, (iii) subscribers, (iv) certain regional assets, and (v) license to Ygnition back office system for use on acquired subscribers and future subscribers of the subsidiary of the Company in exchange for $500,000 in cash, which was received by Ygnition on execution of the agreement, and 240,000 shares of the Company’s common stock.

The Company has received a commitment from one of our shareholders for the sale of shares of our common stock.  The shareholder, along with another entity has agreed to purchase shares of our common stock for $15,200,000, which will be paid in three payments starting on July 2, 2010 with a $2,000,000 payment followed by a $5,000,000 payment on July 28, followed by a $5,000,000 payment on August 24, 2010 and the final payment of $3,200,000 on September 14, 2010.

CONNECTED LYFE, INC. AND LYFE COMMUNICATIONS, INC. (FORMERLY, HANGMAN PRODUCTIONS, INC.)

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Connected Lyfe, Inc and LYFE Communications, Inc, under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of March 31, 2010 gives effect to the merger as if the merger had been consummated on March 31, 2010. The unaudited pro forma condensed combined statements of operations for the period from January 1, 2010 through March 31, 2010 for Connected Lyfe, Inc., and LYFE Communications Inc., give effect to the merger as if the merger had been consummated on January 1, 2010.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Connected Lyfe, Inc., and LYFE Communications, Inc., including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations, which would have been realized had the acquisition been consummated during the periods or as of the dates for which the pro forma information is presented.

The unaudited pro forma condensed combined financial statements do not give effect to any cost savings that may result from merger and reverse acquisition.

CONNECTED LYFE, INC. AND LYFE COMMUNICATIONS, INC. (Formerly Hangman Productions, Inc.)

UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

March 31, 2010

	Connected Lyfe, Inc.	LYFE Communications, Inc	Combined		Pro Forma Adjustments	Pro Forma Results
Assets
Current assets
Cash and cash equivalents	$320,572	$3,990	$324,562		$ -	$324,562
Prepaid expenses	187,361	-	187,361		-	187,361
Total current assets	507,933	3,990	511,923		-	511,923

Property and equipment, net	157,736	-	157,736		-	157,736
Other assets
Intangible assets, net	63,340	-	63,340		-	63,340
Other assets	193,163	-	193,163		-	193,163
Total other assets	256,503	-	256,503		-	256,503
Total assets	$922,172	$3,990	$926,162		$ -	$926,162

Liabilities and Equity
Current liabilities
Accounts payable	$86,163	$16,944	$103,107		$ -	$103,107
Accrued liabilities	53,133	2,531	55,664		-	55,664
Total current liabilities	139,296	19,475	158,771		-	158,771

Long-term liabilities
Other Long-term Liabilities	601	-	601		-	601
Note Payable – Shareholders	-	54,197	54,197	(a)	(54,197)	-
Total liabilities	139,897	73,672	213,569		(54,197)	159,372

Equity
Preferred Stock, $0.001 par value, 10,000,000 shares, no shares issued or outstanding	-	-	-		-	-
Common Stock, $0.001 par value; 200,000,000 shares authorized; 60,441,872 shares issued and outstanding	52,199	2,980	55,179	(b)	5,262	60,441
Paid in Capital	2,274,900	116,117	2,391,017	(b)	(5,262)	2,439,952
				(a)	54,197

Deficit accumulated during the development stage	(1,544,824)	(188,779)	(1,733,603)			(1,733,603)
Total equity	782,276	(69,682)	712,594		54,197	766,790
Total liabilities and equity	$922,172	$3,990	$926,162		$ -	$926,162

See notes to pro forma condensed consolidated financial statements (unaudited).

CONNECTED LYFE, INC. AND LYFE COMMUNICATIONS, INC. (Formerly Hangman Productions, Inc.)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For the Period Ended March 31, 2010

	Connected Lyfe, Inc.	LYFE Communications, Inc	Pro Forma Adjustments		Pro Forma Results

Revenues	$-	$26,905	$-		$26,905
Cost of Sales	-	7,000	-		7,000
Gross Margin	-	19,905	-		19,905

Operating expenses:
Research and development	215,280	-	-		215,280
General and administrative	459,612	12,789	-		472,401
Sales and marketing	118,291	-	-		118,291
Depreciation and amortization	10,434	-	-		10,434
Interest Expense	-	1,279	-		1,279
Total operating expenses	803,617	14,068	-		817,685

Net Income/Loss Before Income Taxes	(803,617)	5,837	-		(797,780)
Provision for Income Taxes	-	-	-		-
Net Income/(Loss)	(803,617)	5,837	-		(797,780)

Income/(Loss) Per Share	$(0.02)	$0.01	$-	(c)	$(0.01)

Weighted Average Shares Outstanding	51,168,249	2,980,000	-	(b)	53,852,032

See notes to pro forma condensed consolidated financial statements (unaudited).

NOTES TO PRO FORMA ADJUSTMENTS

Pro forma adjustments on the attached financial statements include the following:

(a)

$54,197 to record the contribution of all LYFE Communications stockholder claims outstanding prior to the merger as a capital contribution as part of the merger agreement.

(b)

$5,262 to record the common stock issued in the acquisition.

(c)

The unaudited pro forma net loss per share is based on the weighted average number of shares of LYFE Communications common stock outstanding during each period and the number of shares of LYFE Communications common stock to be issued in connection with the reverse acquisition of Connected Lyfe.

CONNECTED LYFE, INC. (FORMERLY, ACCLIVITY MEDIA, LLC) AND HANGMAN PRODUCTIONS, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Connected Lyfe, Inc and LYFE Communications, Inc., under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of December 31, 2009 gives effect to the merger as if the merger had been consummated on December 31, 2009. The unaudited pro forma condensed combined statements of operations for the period from inception (September 14, 2009) through December 31, 2009 for Connected Lyfe, Inc., and for the year ended December 31, 2009 for LYFE Communications, Inc., give effect to the merger as if the merger had been consummated on January 1, 2009.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Connected Lyfe, Inc., and LYFE Communications, Inc., including the respective noted to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the acquisition been consummated during the periods or as of the dates for which the pro forma information is presented.

The unaudited pro forma condensed combined financial statements do not give effect to any cost savings that may result from merger and reverse acquisition.

CONNECTED LYFE, INC. (FORMERLY, ACCLIVITY MEDIA, LLC) AND HANGMAN PRODUCTIONS, INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

December 31, 2009

	Connected Lyfe, Inc.	Hangman Productions, Inc	Combined		Pro Forma Adjustments	Pro Forma Results
Assets
Current assets
Cash and cash equivalents	$ 266,757	$ 15,737	$ 282,494		$ -	$ 282,494
Prepaid expenses	276,069	-	276,069		-	276,069
Total current assets	542,826	15,737	558,563		-	558,563

Property and equipment, net	97,870	-	97,870		-	97,870
Other assets
Intangible assets, net	17,281	-	17,281		-	17,281
Other assets	7,309	-	7,309		-	7,309
Total other assets	24,590	-	24,590		-	24,590
Total assets	$ 665,286	$ 15,737	$ 681,023		$ -	$ 681,023

Liabilities and Equity
Current liabilities
Accounts payable	$ 29,147	$ 11,878	$ 41,025		$ -	$ 41,025
Accrued liabilities	72,106	2,600	74,706		-	74,706
Unearned Revenue	-	25,629	25,629		-	25,629
Total current liabilities	101,253	40,107	141,360		-	141,360

Long-term liabilities
Other Long-term Liabilities	240	-	240		-	240
Note Payable – Shareholders	-	51,149	51,149	(a)	(51,149)	-
Total liabilities	101,493	91,256	192,749		(51,149)	141,600

Equity
Common Stock - Par Value $.001; 100,000,000 Shares Authorized; 59,002,478 Issued and Outstanding	-	29,800	29,800	(b)	29,202	59,002
Paid in Capital	-	89,297	89,297	(c)	(29,202) 1,305,000 51,149	1,416,244
Members’ contributions	1,305,000		1,305,000	(c)	(1,305,000)	-
Deficit accumulated during the development stage	(741,207)	(194,616)	(935,823)			(935,823)
Total equity	563,793	(75,519)	488,274		(51,149)	539,423
Total liabilities and equity	$ 665,286	$ 15,737	$ 681,023		$ -	$ 681,023

See notes to pro forma condensed consolidated financial statements (unaudited).

CONNECTED LYFE, INC. AND HANGMAN PRODUCTIONS, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

CONNECTED LYFE, INC.  (FORMERLY ACCLIVITY MEDIA, LLC)

For the Period from Inception (September 14, 2009) Through December 31, 2009

HANGMAN PRODUCTIONS, INC.

For the Year Ended December 31, 2009

	Connected Lyfe, Inc.	Hangman Productions, Inc	Pro Forma Adjustments		Pro Forma Results

Revenues	$ -	$ -	$ -		$ -

Operating expenses:
Research and development	80,580	-	-		80,580
General and administrative	526,988	22,844	-		549,832
Sales and marketing	129,757	-	-		129,757
Depreciation and amortization	3,882	-	-		3,882
Interest Expense	-	4,821	-		4,821
Total operating expenses	741,207	27,665	-		768,872

Net Loss Before Income Taxes	(741,207)	(27,665)	-		(768,872)
Provision for Income Taxes	-	100	-		100
Net Income/(Loss)	(741,207)	(27,765)	-		(768,972)

Income/(Loss) Per Share	(0.01)	(0.01)	-	(d)	(0.01)

Weighted Average Shares Outstanding	50,760,000	2,980,000		(b)	53,605,185

See notes to pro forma condensed consolidated financial statements (unaudited).

NOTES TO PRO FORMA ADJUSTMENTS

Pro forma adjustments on the attached financial statements include the following:

(a)

$51,149 to record the contribution of all Hangman stockholder claims outstanding prior to the merger as a capital contribution as part of the Merger Agreement.

(b)

$29,202 to record the common stock issued in the acquisition (Par Value changed from $.01 to $.001 per share).

(c)

$1,305,000 to eliminate the members’ contribution as part of the recapitalization.

(d)

The unaudited pro forma net loss per share is based on the weighted average number of shares of Hangman common stock outstanding during each period and the number of shares of Hangman common stock to be issued in connection with the reverse acquisition of Connected Lyfe.